EXHIBIT 2.4


                                                                [EXECUTION COPY]







                            ASSET PURCHASE AGREEMENT

                                  by and among

                        FLORIDA DIGITAL NETWORK, INC. and
                SOUTHERN DIGITAL NETWORK INC., as the Purchasers,

                                       and

           MPOWER HOLDING CORPORATION, MPOWER COMMUNICATIONS CORP. and
                MPOWER LEASE CORPORATION, as the Seller Companies

                           Dated as of January 8, 2003

                                TABLE OF CONTENTS



ARTICLE I - DEFINITIONS........................................................1
   1.1      CERTAIN DEFINITIONS................................................1
   1.2      INTERPRETATION....................................................11


ARTICLE II - PURCHASE AND SALE OF ASSETS......................................12
   2.1      PURCHASE AND SALE OF PURCHASED ASSETS; REGULATED ASSETS;
              MANAGEMENT AGREEMENT............................................12
   2.2      ASSUMPTION OF LIABILITIES.........................................19
   2.3      CONSIDERATION FOR THE PURCHASED ASSETS............................21
   2.4      FURTHER ASSURANCES................................................25
   2.5      ASSIGNMENT OF ASSUMED CONTRACTS AND BUSINESS LICENSES.............25
   2.6      TAMPA SWITCH SITE.................................................26


ARTICLE III - THE CLOSING.....................................................26
   3.1      FIRST CLOSING.....................................................26
   3.2      SECOND CLOSINGS...................................................29


ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE SELLER COMPANIES...........31
   4.1      ORGANIZATION......................................................31
   4.2      AUTHORITY.........................................................31
   4.3      NO VIOLATION; THIRD PARTY CONSENTS................................31
   4.4      GOVERNMENT PERMITS AND CONSENTS...................................32
   4.5      EQUIPMENT AND TANGIBLE PROPERTY...................................32
   4.6      INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS......................32
   4.7      CONTRACTS.........................................................33
   4.8      PERMITS...........................................................35
   4.9      BUSINESS EMPLOYEES................................................36
   4.10     EMPLOYEE BENEFIT PLANS............................................36
   4.11     FINANCIAL STATEMENTS..............................................37
   4.12     REAL PROPERTY.....................................................38
   4.13     LITIGATION; GOVERNMENTAL ORDERS...................................39
   4.14     COMPLIANCE WITH LAWS..............................................40
   4.15     ENVIRONMENTAL MATTERS.............................................40
   4.16     INSURANCE.........................................................40
   4.17     TRANSACTIONS WITH AFFILIATES......................................41
   4.18     TAXES.............................................................41
   4.19     ABSENCE OF CERTAIN CHANGES OR EVENTS..............................41
   4.20     SUFFICIENCY OF ASSETS; ENCUMBRANCES...............................42
   4.21     BROKERS...........................................................43
   4.22     INVENTORY.........................................................43
   4.23     ACCOUNTS RECEIVABLE...............................................43
   4.24     ABSENCE OF UNDISCLOSED LIABILITIES................................43
   4.25     BOOKS AND RECORDS.................................................43
   4.26     CUSTOMERS AND SUPPLIERS...........................................43
   4.27     FIBER NETWORK.....................................................44
   4.28     PUBLIC FILINGS....................................................44
   4.29     TARIFFS...........................................................44


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   4.30     NO MATERIAL MISSTATEMENTS OR OMISSIONS............................44


ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..................45
   5.1      ORGANIZATION......................................................45
   5.2      AUTHORITY.........................................................45
   5.3      NO VIOLATION; THIRD PARTY CONSENTS................................45
   5.4      GOVERNMENTAL CONSENTS.............................................46
   5.5      LITIGATION........................................................46
   5.6      BROKERS...........................................................46


ARTICLE VI - COVENANTS AND AGREEMENTS.........................................46
   6.1      CONDUCT OF BUSINESS...............................................46
   6.2      ACCESS AND INFORMATION............................................49
   6.3      CONFIDENTIALITY...................................................49
   6.4      FURTHER ACTIONS...................................................51
   6.5      PUBLICITY.........................................................51
   6.6      TRANSACTION COSTS.................................................51
   6.7      EMPLOYEES AND EMPLOYEE BENEFIT MATTERS............................52
   6.8      COOPERATION IN TAX MATTERS........................................53
   6.9      RETENTION OF AND ACCESS TO RECORDS................................53
   6.10     INSURANCE.........................................................54
   6.11     EXCLUSIVITY.......................................................54
   6.12     COVENANT NOT TO COMPETE...........................................55
   6.13     EQUITABLE REMEDIES................................................56
   6.14     INTELLECTUAL PROPERTY.............................................56
   6.15     SUPPLEMENTAL DISCLOSURE...........................................56
   6.16     PRORATION OF TAXES AND CERTAIN CHARGES............................56
   6.17     SHARED CUSTOMERS..................................................57


ARTICLE VII - CLOSING CONDITIONS..............................................58
   7.1      FIRST CLOSING.....................................................58
   7.2      SECOND CLOSINGS...................................................61


ARTICLE VIII -INDEMNIFICATION.................................................62
   8.1      SURVIVAL..........................................................62
   8.2      INDEMNIFICATION BY THE PURCHASERS.................................63
   8.3      INDEMNIFICATION BY THE SELLER COMPANIES...........................64
   8.4      DEFENSE OF ACTIONS................................................64
   8.5      LIMITATIONS.......................................................66
   8.6      DISBURSEMENT OF THE INDEMNITY ESCROW AND THE
              PURCHASE PRICE HOLDBACK ESCROW..................................66
   8.7      INTEREST..........................................................67
   8.8      TAX BENEFITS; TAX TREATMENT OF INDEMNITY PAYMENTS.................67


ARTICLE IX - TERMINATION......................................................68
   9.1      TERMINATION.......................................................68
   9.2      PROCEDURE AND EFFECT OF TERMINATION...............................68
   9.3      OTHER PROVISIONS RELATING TO TERMINATION..........................70

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ARTICLE X - MISCELLANEOUS.....................................................70
   10.1     BULK TRANSFER LAWS................................................70
   10.2     NOTICES...........................................................70
   10.3     ATTORNEYS' FEES AND COSTS.........................................72
   10.4     ASSIGNMENT........................................................72
   10.5     AMENDMENTS AND WAIVER; EXCLUSIVE REMEDIES.........................72
   10.6     ENTIRE AGREEMENT..................................................72
   10.7     REPRESENTATIONS AND WARRANTIES EXCLUSIVE..........................73
   10.8     NO THIRD PARTY BENEFICIARY........................................73
   10.9     GOVERNING LAW.....................................................73
   10.10    NEUTRAL CONSTRUCTION..............................................73
   10.11    SEVERABILITY......................................................73
   10.12    HEADING; CONSTRUCTION.............................................73
   10.13    WAIVER OF JURY TRIAL..............................................74
   10.14    CONSENT TO JURISDICTION...........................................74
   10.15    NO SUCCESSOR LIABILITY............................................74
   10.16    SPECIFIC PERFORMANCE..............................................75
   10.17    COUNTERPARTS......................................................75

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                         List of Schedules and Exhibits
                         ------------------------------

Schedules
---------

1.1             List of Executives - Knowledge of the Seller Companies'

2.1(a)(i)       Certain Equipment and Machinery

2.1(a)(v)       Assumed Contracts

2.1(a)(xvi)     Business Lockbox Accounts

2.1(a)(xviii)   Owned Real Property

2.1(b)(i)       Shared Assets

2.1(b)(xiii)    Vehicles Subject to Capital Leases

2.1(d)          Regulated Assets

2.1(g)          Contracts to be Delivered by Seller Companies

2.2(a)(ii)      Specified Liabilities

2.6             Actions to be taken by Purchasers at Tampa Switch Site

4.3             Third Party Consents - Seller Companies

4.3(b)          Regulatory Consents

4.4             Government Consents - Seller Companies

4.6             Intellectual Property Issues

4.7(a)          Material Business Contracts

4.7(b)          Material Business Contracts - Exceptions to Enforceability

4.8             Permits

4.9(a)          Business Employees

4.9(b)          Employees Governed by Collective Bargaining Agreements

4.9(c)          Labor Issues

4.10(a)         Benefit Plans

4.11(a)         Financial Statements

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4.11(b)         Exceptions to Categorization of Business Interim Statements

4.12(b)         Leased Real Property

4.13            Litigation; Governmental Orders

4.14            Compliance with Laws

4.15            Environmental Matters

4.16            Insurance

4.17            Transactions with Affiliates

4.19            Absence of Changes

4.20            Sufficiency of Assets; Encumbrances

4.24            Liabilities to be Released at Closing

4.26            Customers and Suppliers

4.27            Fiber Network

5.3             Third Party Consents - Purchaser

5.4             Government Consents - Purchaser

6.1             Conduct of Business

6.7             Specified Business Employees



Exhibits
--------

Exhibit A       Management Agreement
Exhibit B       Bill of Sale (Acquired Accounts Receivable and Business Lockbox
                  Accounts)
Exhibit C       Escrow Agreement

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is made as of January 8, 2003, by and among Florida Digital Network, Inc., a Delaware corporation ("FDN") and Southern Digital Network, Inc., a Delaware corporation ("Southern" and, together with FDN, the "Purchasers"); Mpower Holding Corporation, a Delaware corporation ("Holding") Mpower Communications Corp., a Nevada corporation ("Communications") and Mpower Lease Corporation, a Nevada corporation (together with Holding and Communications, the "Seller Companies" and each individually, a "Seller Company"). The Purchasers and the Seller Companies are sometimes referred to collectively herein as the "Parties." Capitalized terms used herein and not otherwise defined are defined in Section
1.1 below.

                                 R E C I T A L S

         WHEREAS, the Seller Companies are collectively a competitive local exchange carrier offering primarily to small and medium-sized business customers local dial-tone, long distance, high-speed internet access via dedicated Symmetrical Digital Subscriber Line, Trunk Level 1 ("T1"), Integrated T1 and Data-only T1 and other voice and data features, as well as payphone and residential services (such businesses, as conducted in the State of Georgia and the State of Florida by the Seller Companies and their predecessors in interest or any Affiliates of any Seller Company, are referred to herein collectively as the "Business"); and

         WHEREAS, the Purchasers desire to purchase from the Seller Companies, and the Seller Companies desire to sell to the Purchasers, all of the assets owned, used, useful in or held for use by the Seller Companies with respect to the Business (other than the Excluded Assets), and in connection therewith, the Purchasers have agreed to assume certain liabilities of the Seller Companies relating to the Business, all upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Certain Definitions. The following terms, when used herein, shall have the respective meanings set forth below:

             "Access Line Price Decrease" has the meaning set forth in Section 2.3(b)(i)(A).

             "Accounts Receivable Price Decrease" has the meaning set forth in
Section 2.3(b)(i)(B).

             "ACNA Holdback" has the meaning set forth in Section 2.1(h)(ii).

             "Acquired Accounts Receivable" has the meaning set forth in Section 2.1(a)(viii).

             "Action" means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

             "Adjusted Customer Access Lines" means the number of Customer Access Lines as of the Management Agreement Date, excluding any Non-Qualified Lines.

             "Affiliate" means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, such Person, or (b) or any director, partner, member, officer, manager, agent, employee or relative of such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

             "Agreement" has the meaning set forth in the preamble hereto.

             "Agreement Period" has the meaning set forth in Section 2.3(b)(iii)(C).

             "Allocation Method" has the meaning set forth in Section 2.3(c).

             "Assigned IP" has the meaning set forth in Section 2.1(a)(vii).

             "Assignment and Assumption Agreement" has the meaning set forth in
Section 3.1(b)(i)(C).

             "Assignments and Assumptions of Lease" has the meaning set forth in
Section 3.1(b)(i)(A).

             "Assignments of Proprietary Rights" has the meaning set forth in
Section 3.1(b)(i)(D).

             "Assumed Contracts" has the meaning set forth in Section 2.1(a)(v).

             "Assumed Liabilities" has the meaning set forth in Section 2.2(a).

             "Assumed Liability Price Decrease" has the meaning set forth in
Section 2.3(b)(i)(C).

             "Assumed Real Property Leases" has the meaning set forth in Section 2.1(a)(i).

             "Assumed Material Contracts" means the Material Business Contracts set forth on Schedule 4.7(a) hereto.

             "Balance Sheet" has the meaning set forth in Section 4.11.

             "Base Price" has the meaning set forth in Section 2.3(a).

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             "BellSouth Agreement" means that certain Interconnection Agreement by and between BellSouth Telecommunications, Inc. ("BellSouth") and MGC Communications, Inc. (d/b/a Mpower Communications), dated June 21, 2000, as amended.

             "BellSouth/Verizon Agreements" has the meaning set forth in Section 7.1(a)(xii).

             "Benefit Plan" means any Plan that is sponsored, maintained or contributed to or required to be contributed to by the Seller Companies or an Affiliate of any Seller Company or to which the Seller Companies or an Affiliate of any Seller Company is a party, or with respect to which the Seller Companies or an Affiliate of any Seller Company have any other similar or comparable obligation or liability (fixed, contingent or otherwise), whether written or oral, for the benefit of Business Employees or former Business Employees and their dependent beneficiaries.

             "Bill of Sale" has the meaning set forth in Section 3.1(b)(i)(B).

             "Budget" has the meaning set forth in Section 6.1(b)(iv).

             "Business" has the meaning set forth in the recitals hereto.

             "Business Day" means any day other than Saturday, Sunday or any day on which banks in Boston, Massachusetts, are required or authorized to be closed.

             "Business Employees" has the meaning set forth in Section 4.9(b).

             "Business Insurance Policies" has the meaning set forth in Section 4.16.

             "Business Licenses" has the meaning set forth in Section
2.1(a)(iv).

             "Business Lockbox Accounts" means any lockbox or similar depository account of the Seller Companies to or into which customers of the Business or other Persons deliver or deposit accounts receivable relating to the Business or other amounts owing to the Seller Companies with respect to the Business (including the Acquired Accounts Receivable and any accounts receivable relating to the Business which arise after the Management Agreement Date), which lockbox and similar depository accounts are listed on Schedule 2.1(a)(xvi) attached thereto and which shall be assigned to the Purchasers on the date hereof and controlled by FDN in accordance with the Management Agreement.

             "Cap" has the meaning set forth in Section 8.5(a).

             "Closing Date Customer List" has the meaning set forth in Section 4.26.

             "Closing Payment" has the meaning set forth in Section 2.3(b)(ii).

             "Communications" has the meaning set forth in the preamble hereto.

             "Communications Act" means the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

             "Company SEC Reports" means all reports, schedules, forms, statements and other documents required to be filed by Holding with the SEC since January 1, 2000, including all exhibits thereto.

             "Contract" means any contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

             "Customer Access Line" means (i) a POTS line, (ii) a voice grade equivalent line or trunk if delivered over a T-1 connection line or (iii) a data connection line, in each case forming a part of the Business.

             "Customer Accounts" shall mean all rights in and with respect to the customers of the Business, including all rights of contract (whether or not written), all records of customers, including contract information, billing information, telephone numbers and related files whether maintained electronically or otherwise, all rights of communication with such customers and all other contractual rights with respect to such customers including the right to recover payments, whether directly or indirectly.

             "Deposit" has the meaning set forth in Section 2.3(a).

             "Domain Name Assignments" has the meaning set forth in Section 3.1(b)(i)(E).

             "Encumbrance" means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right but not including any requirement to obtain third party consents to the assignment of Assumed Contracts to the Purchasers), defect of title, or other encumbrance of any kind or character (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against any Seller Company, or any subordination agreement in favor of another Person.

             "Environmental Law" means any applicable law, order, regulation, decree, permit, license, ordinance or other federal, state, county, provincial, local or foreign governmental requirements in effect as of the date hereof or the Closing Date relating to pollution, the protection of human health and the environment, or the Release of any Hazardous Substance into the environment.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

             "Escrow Agent" has the meaning set forth in Section 2.3(a).

             "Escrow Agreement" has the meaning set forth in Section 2.3(a).

             "Escrow Amount" has the meaning set forth in Section 3.1(c)(i).

             "Excluded Assets" has the meaning set forth in Section 2.1(b)(xii).

             "Excluded Liabilities" has the meaning set forth in Section 2.2(b).

             "Excluded Long Distance Receivables" means accounts receivable relating to the Business attributable to long distance services provided to customers prior to the Management Agreement Date that are either (i) billed by the Seller Companies prior to the Management Agreement Date or (ii) otherwise owed to the Seller Companies by such customers.

             "Excluded Real Property Leases" has the meaning set forth in
Section 2.1(b).

             "Excluded Refund Disputes" has the meaning set forth in Section
2.7.

             "Expenses Adjustment" has the meaning set forth in Section 2.3(b)(i)(D).

             "FCC" means the Federal Communications Commission.

             "FDN" has the meaning set forth in the preamble hereto.

             "Final Purchase Price" has the meaning set forth in Section 2.3(b)(iii)(C).

             "Financial Statements" has the meaning set forth in Section 4.11.

             "First Closing" has the meaning set forth in Section 3.1(a).

             "First Closing Date" has the meaning set forth in Section 3.1(a).

             "Florida Purchased Assets" has the meaning set forth in Section 2.1(a).

             "Florida Second Closing" has the meaning set forth in Section 3.2(a)(i).

             "Florida Second Closing Date" has the meaning set forth in Section 3.2(a)(i).

             "GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

             "Georgia Purchased Assets" has the meaning set forth in Section 2.1(a).

             "Georgia Second Closing" has the meaning set forth in Section 3.2(a)(ii).

             "Georgia Second Closing Date" has the meaning set forth in Section 3.2(a)(ii).

             "Governmental Authority" means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.

             "Governmental Order" means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

                  "Hazardous Substance" means petroleum, petroleum by-products, polychlorinated biphenyls, asbestos and any other chemicals, materials, substances or wastes which are currently defined or regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "hazardous air pollutants," "pollutants," or "contaminants" under any applicable Environmental Law.

             "Indemnified Party" has the meaning set forth in Section 8.4.

             "Indemnifying Party" has the meaning set forth in Section 8.4.

             "Indemnity Escrow" has the meaning set forth in Section 3.2(c)(i).

             "Indemnity Escrow Period" has the meaning set forth in Section 8.6.

             "Independent Auditors" has the meaning set forth in Section 2.3(b(iii)(C).

             "Intellectual Property" means any (a) patents, patent applications, patent disclosures and improvements thereto, (b) Marks, (c) copyrights, and any registrations and applications for registration thereof, and (d) URLs and Internet web sites, and the hypertext markup language files, graphics, text files and documentation associated with such Internet websites, if any.

             "Interim Statements" has the meaning set forth in Section 4.11.

             "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

             "Inventory" means all inventory of the Seller Companies, wherever located (including in warehouses not included in the Purchased Assets which are primarily used in connection with the operation by the Seller Companies or their Affiliates of businesses other than the Business), including raw materials, works-in-progress, finished goods and supplies.

             "IRS" means the United States Internal Revenue Service, and any successor agency thereto.

             "Knowledge of the Seller Companies", "Seller Companies' Knowledge" and phrases of similar import mean the actual knowledge after reasonable investigation of the named executives identified on Schedule 1.1 and the executive officers of the Seller Companies.

             "Law" means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

             "Leased Real Property" has the meaning set forth in Section 2.1(a)(v).

             "Letter Agreement" has the meaning set forth in Section 10.5.

             "Liability" means any indebtedness, obligation or other liability (whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise, or whether due or to become due), including, any fine, penalty, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand with respect to any Law and any applicable Environmental Law.

             "License" means any franchise, approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right obtained from or filed with any Governmental Authority.

             "Licensed Tradenames" has the meaning set forth in Section 2.1(f).

             "Losses" has the meaning set forth in Section 8.2.

             "Management Agreement" has the meaning set forth in Section 2.1(c).

             "Management Agreement Date" has the meaning set forth in Section 2.1(c).

             "Marks" means all imprints, titles, names, trade name, service marks, trade dress, logos, trade names, corporate names and domain names, the goodwill associated therewith, and any registrations and applications for registration thereof used by the Seller Companies.

             "Material Adverse Effect" means any event, fact, circumstance or effect that, individually or in the aggregate with any other event, fact, circumstance or effect, has had or could reasonably be expected to have a materially adverse affect on the business, assets, operation, financial condition, assets, liabilities, cash flow, net worth, employee, customer or supplier relations, results of operations or prospects of the Business or the Purchased Assets, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any event, fact, circumstance, or effect arising out of or attributable to events, facts, circumstances or effects caused solely by
(i) federal legal or regulatory changes generally affecting the industries in which the Business operates, (ii) general economic conditions, events or circumstances, (iii) actions taken by the Purchasers under the Management Agreement, including the reduction of prices in response to competitive pressures, and (iv) changes caused by a material worsening of current conditions caused by acts of terrorism (other than acts directly affecting the Purchased Assets or geographic areas in which the Purchased Assets are located).

             "Material Business Contracts" has the meaning set forth in Section 4.7(a).

             "Non-Qualified Lines" means Customer Access Lines attributable to a customer of the Business (a) which has not paid any Seller Company at least seventy-five percent (75%) of its first bill as of the Management Agreement Date, (b) which, as of the Management Agreement Date, has outstanding more than twenty-five percent (25%) of any bill the invoice date of which is at least 60 days prior to the Management Agreement Date, (c) with respect to lines added after November 30, 2002 at a rate that is subject to a discount that is more than ten percent (10%) below discounts prevailing for similar customers as of November 30, 2002, unless such discount has been agreed to by the Purchasers prior to the granting of such discount or (d) whose service has been, or should have been, suspended by a Seller Company pursuant to Seller Company's customary business practices or who has initiated or completed (x) an order to terminate service with a Seller Company or (y) an order to transfer service in whole or in part to another carrier, in each case, occurring prior to or as of the Management Agreement Date. Notwithstanding the foregoing, Non-Qualified Lines do not include any Customer Access Lines which have been neither finally disconnected nor made the subject of a final order to terminate service on or before the 90th day following the Management Agreement Date.

             "Notice of Claim" has the meaning set forth in Section 8.4.

             "November Access Line Count" means 76,126.

             "November Customer List" has the meaning set forth in Section 4.26.

             "Objection Notice" has the meaning set forth in Section 2.3(b)(iii)(B).

             "Operative Agreements" means, collectively, (a) the Assignments and Assumptions of Lease, (b) the Bills of Sale, (c) the Assignment and Assumption Agreement, (d) the Assignments of Proprietary Rights, (e) the Domain Name Assignments, (f) the Management Agreement, (g) the Escrow Agreement and any other agreements executed in connection with this Agreement or the transactions contemplated herein.

             "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations; utility installations, water distribution systems and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral and water rights, owned by any of the Seller Companies or their Affiliates and located in the State of Georgia or the State of Florida.

             "Parties" has the meaning set forth in the recitals hereto.

             "Pending Application" has the meaning set forth in Section
4.8(e)(i).

             "Permits" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and Governmental Authorities (including all pending applications therefor or relating thereto and renewals, extensions or modifications thereof and any additions thereto between the date hereof and each Closing hereunder).

             "Permitted Encumbrances" means (a) Encumbrances for Taxes not yet due and payable (it being understood and agreed that all Taxes of the Seller Companies covered by Section 2.2(b)(ii) hereof are Excluded Liabilities), or that are being contested in good faith in proper proceedings, (b) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Purchased Assets, or (c) exceptions, restrictions, easements, charges, rights-of-way and other Encumbrances set forth in any state, local or municipal franchise under which the Business is conducted which do not materially interfere with the present use of the Purchased Assets or the conduct of the Business.

             "Person" means any individual, general or limited partnership, firm, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

             "Plan" means any deferred compensation, bonus or other incentive compensation plan, stock option, stock purchase program, agreement or arrangement, any severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA), any profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), any employment, termination or severance agreement or arrangement, and any other employee benefit plan, fund, program, agreement or arrangement.

             "Predecessor In Interest" means any predecessor to any Seller Company, any Person with respect to which a Seller Company is a successor-in-interest (including, without limitation, by operation of law, merger, liquidation, conversion, consolidation, assignment, assumption or otherwise), and any other previous owner or operator of any portion of the Business or Purchased Assets.

             "Proprietary Rights" means (a) Intellectual Property, (b) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (c) copies and tangible embodiments thereof (in whatever form or medium), and (d) licenses granting any rights with respect to any of the foregoing.

             "PUC" means a state public utility commission.

             "Purchase Price" has the meaning set forth in Section 2.3(a).

             "Purchase Price Holdback Escrow" has the meaning set forth in
Section 3.2(c)(i).

             "Purchased Assets" has the meaning set forth in Section 2.1(a).

             "Purchaser Indemnified Party" has the meaning set forth in Section 8.3.

             "Purchasers' Estimate" has the meaning set forth in Section 2.3(b)(ii).

             "Purchaser's Final Purchase Price Calculation" has the meaning set forth in Section 2.3(b)(iii)(A).

             "Real Property Leases" has the meaning set forth in Section 2.1(a)(v).

             "Recipients" has the meaning set forth in Section 6.3.

             "Refund Rights" has the meaning set forth in Section 2.1(b)(iii).

             "Regulated Assets" has the meaning set forth in Section 2.1(d).

             "Regulatory Consents" has the meaning set forth in Section 4.3.

             "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

             "Restricted Activities" has the meaning set forth in Section 6.11(a)(i).

             "Restricted Period" has the meaning set forth in Section 6.11(a).

             "SEC" means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

             "Second Closing" means either the Florida Second Closing or the Georgia Second Closing.

             "Second Closing Date" means either the Florida Second Closing Date or the Georgia Second Closing Date.

             "Securities Act" means the Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the SEC promulgated from time to time thereunder, all as the same shall be in effect at the time.

             "Seller Companies' Estimate" has the meaning set forth in Section 2.3(b)(ii).

             "Seller Indemnified Party" has the meaning set forth in Section
8.2.

             "Seller Company" and "Seller Companies" have the meanings set forth in the preamble hereto.

             "Shared Assets" has the meaning set forth in Section 2.1(b)(i).

             "Shared Customers" has the meaning set forth in Section 6.17.

             "Southern" has the meaning set forth in the preamble hereto.

             "Specified Liabilities" has the meaning set forth in Section 2.2(a)(ii).

             "Specified Representations" has the meaning set forth in Section
8.1.

             "Subsidiary" means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

             "Surveys" has the meaning set forth in Section 7.1(a)(xvii).

             "T-1" has the meaning set forth in the recitals hereto.

             "Tampa Switch Site" means switch site located at 655 North Franklin Street, Suite 1100 in Tampa Bay, Florida.

             "Tax" means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, stamp, ad valorem, employment, severance, utility, transfer, gains, profits, social security, payroll, wage or other withholding, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), deficiencies, additions to or additional amounts imposed by, any Governmental Authority with respect thereto, whether disputed or not.

             "Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to any Tax.

             "Third Party Claim" has the meaning set forth in Section 8.4.

             "Threshold" has the meaning set forth in Section 8.5(a).

             "Title Commitments" has the meaning set forth in Section
7.1(a)(xv).

             "Title Company" has the meaning set forth in Section 7.1(a)(xv).

             "Transferred Employees" has the meaning set forth in Section 6.7.

             "Undisputed Specified Liability" has the meaning set forth in
Section 2.2(a)(ii).

             "Year-End Statements" has the meaning set forth in Section 4.11.

         1.2 Interpretation. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders, (b) references herein to "Articles," "Sections," "subsections" and other subdivisions without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement, (c) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection, (d) the words "herein," "hereof," "hereunder," "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision, and (e) the words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation". All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of Purchased Assets; Regulated Assets; Management Agreement.

             (a) Purchase and Sale. Upon the terms and subject to the conditions set forth herein, at the First Closing or the Second Closing, as the case may be, the Purchasers shall purchase from the Seller Companies, and the Seller Companies shall irrevocably sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest in and to all of the Seller Companies' tangible and intangible rights, properties and assets of every kind, nature and description, wherever located, whether arising by contract, law or otherwise, primarily used by the Seller Companies or useful in the operation of the Business including but not limited to all such assets or rights acquired by the Seller Companies with respect to the Business between the date hereof and the last to occur of the Second Closings, except for the Excluded Assets, (collectively, the "Purchased Assets"), as follows: (x) FDN shall purchase from the Seller Companies those Purchased Assets that are located in or originate from the State of Florida or are primarily used or useful in the operation of the Business in the State of Florida (the "Florida Purchased Assets"), and (y) Southern shall purchase from the Seller Companies those Purchased Assets that are located in or originate from the State of Georgia or are primarily used or useful in the operation of the Business in the State of Georgia (the "Georgia Purchased Assets"). Without limiting the generality of the foregoing, and except for the Excluded Assets, with respect to both the Florida Purchased Assets and the Georgia Purchased Assets, the Purchased Assets shall include the following:

                 (i) machinery, equipment (including without limitation customer premise equipment and all equipment located at collocations and switching sites), furniture and fixtures, office equipment, computer equipment (including all hardware owned or licensed by any Seller Company (including the related documentation)), facsimile machines, copying machines, communications equipment, vehicles (but, as to vehicles, only if owned by any Seller Company and not subject to a capital lease), spare and replacement parts, and other tangible property (and interests in any of the foregoing) of the Seller Companies, including without limitation the machinery and equipment listed on Schedule 2.1(a)(i) hereto; provided that prior to the First Closing the Purchasers may elect to include among the Purchased Assets any vehicle set forth on Schedule 2.1(b)(xiii) provided that the Purchasers either assume the full amount of the outstanding capital lease obligation to which such vehicle is subject as of the First Closing or pay the applicable Seller Company on the First Closing Date an amount sufficient to pay in full such outstanding capital lease obligation, in which case the applicable Seller Company shall pay in full such capital lease obligation at the First Closing and obtain the release of any Encumbrances on such vehicle;

                 (ii) all Customer Access Lines and Customer Accounts;

                 (iii) all supplies and items of Inventory to the extent relating to the Business owned by the Seller Companies as of the First Closing, whether in possession of the Seller Companies or a third party;

                 (iv) all licenses, Permits, registrations, approvals and authorizations issued by any Governmental Authority or private organization possessed by the Seller Companies primarily used or useful in the operation of the Business or required for the use of the Purchased Assets and all rights thereunder (each, a "Business License" and, collectively, the "Business Licenses");

                 (v) all rights under any Contracts primarily relating to the Business and under any leases of real property ("Leased Real Property") primarily relating to the Business (the "Real Property Leases") to which any Seller Company or any of their Affiliates is a party, including any amendments and supplements thereto, that are specifically identified by the Purchasers and set forth on Schedule 2.1(a)(v) hereto or that are identified by the Purchasers in their sole discretion after the date hereof but prior to the First Closing in which case Schedule 2.1(a)(v) will be updated (each such Contract or Real Property Lease, an "Assumed Contract" and, collectively, the "Assumed Contracts");

                 (vi) all marketing, sales support and promotional literature, market research studies, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, databases, all lists of past, present or prospective customers, supplier lists and files, in each case relating to the Business and including, without limitation, customer lists, documents and records relating to past, present and prospective customers of the Business, whether in printed form or computer media and including supporting postal data, preprinted materials, artwork, and other similar items (excluding Tax Returns) and all other information, files, records, data, plans and recorded knowledge, it being understood and agreed that if at all practicable the Seller Companies shall deliver to the Purchasers the original embodiments of each of the foregoing; otherwise the Seller Companies shall deliver to the Purchasers full and complete copies of each of the foregoing;

                 (vii) all Proprietary Rights relating primarily to the Business and goodwill associated therewith, rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the applicable Laws of all jurisdictions (collectively, the "Assigned IP");

                 (viii) all of the Seller Companies' accounts, accounts receivable (billed or unbilled, but excluding accounts receivables relating to the Seller Companies' switched access business and excluding $350,000 of Excluded Long Distance Accounts Receivables) and notes receivable of the Seller Companies relating to the Business (including any collateral or security held by the Seller Companies for payment thereof and accrued but unpaid interest thereon and proceeds thereof) existing as of the Management Agreement Date (collectively, the "Acquired Accounts Receivable");

                 (ix) all of the Seller Companies' rights, claims, credits, causes of action or rights of set-off against third parties to the extent relating to the Business or the Purchased Assets as a result of the operation of the Purchased Assets or the Business after the First Closing Date or, subject to the provisions of Section 2.1(b), on or prior to the First Closing Date, including claims pursuant to all warranties, remedies, awards, advances, bonds, deposits, retentions, representations and guarantees made by suppliers, manufacturers, contractors and other third parties in connection with products or services purchased by or furnished to the Seller Companies;

                 (x) all rights to insurance claims, proceeds or awards arising from events occurring on, prior to or after the Management Agreement Date to the extent necessary to return the Purchased Assets and the Business to their condition prior to the occurrence of such events;

                 (xi) all claims, rights and chooses in action of the Seller Companies relating to the Business against any Person, whether matured or unmatured, direct or indirect, known or unknown, absolute or contingent whether arising before or after the Management Agreement Date as a result of the operation of the Purchased Assets or the Business after the Management Agreement Date;

                 (xii) all of the Seller Companies' right, title and interest in and to software, software systems, source codes, databases and database systems, in each case primarily relating to the Business, whether owned, leased, or licensed by the Seller Companies, to the extent they exist;

                 (xiii) all advertising copy, films and mechanicals of the Seller Companies primarily relating to the Business;

                 (xiv) all accepted bids and outstanding proposals to the extent relating to the Business;

                 (xv) all reference materials primarily used or useful in connection with the Business;

                 (xvi) the Business Lockbox Accounts;

                 (xvii) all goodwill to the extent associated with the Business or the Purchased Assets; and

                 (xviii) all Owned Real Property listed on Schedule
2.1(a)(xviii).

         (b) Excluded Assets. Notwithstanding anything to the contrary herein, the Purchased Assets shall not include any of the following assets of the Seller Companies (collectively, the "Excluded Assets"):

                 (i) the Seller Companies' and their Affiliates' rights, title and interest in the assets listed on Schedule 2.1(a)(i) (the "Shared Assets"), which assets the Seller Companies represent and warrant are (A) not primarily used or useful in the conduct of the Business as currently conducted or as conducted within the previous twelve months and (B) the only material assets used or useful in the conduct of the Business as currently conducted or as conducted within the past twelve months (in either case, to any extent whatsoever) that are not primarily used or useful in the conduct of the Business.

                 (ii) all cash and cash equivalents and securities held by the Seller Companies as of the Management Agreement Date (for purposes of clarity, it being understood and agreed that all cash and cash equivalents relating to the operation of the Business after the Management Agreement Date are Purchased Assets and not Excluded Assets for all purposes of this Agreement and shall be paid over to the Purchasers immediately upon receipt by any Seller Company or any Affiliate except as otherwise provided hereunder);

                 (iii) subject to Section 8.4(b) below, all rights, claims and causes of action with respect to rebates and refunds from all service providers to the Business (including, but not limited to, BellSouth, Verizon, MCI, Sprint and AT&T) relating to periods prior to the Management Agreement Date, whether arising prior to or after the Management Agreement Date (collectively, the "Refund Rights");

                 (iv) all rights to insurance claims, proceeds or awards arising from events occurring prior to the Management Agreement Date other than such rights that are necessary to return the Purchased Assets and the Business to their condition prior to the occurrence of such events;

(v) all bank and other depository accounts of the Seller Companies other than the Business Lockbox Accounts;

                 (vi) all security deposits made by any Seller Company and all prepaid assets and expenses and charges paid by the Seller Companies prior to the Management Agreement Date and pertaining to periods after the Management Agreement Date;

                 (vii) all corporate or organizational records and minute books of the Seller Companies;

                 (viii) all rights of the Seller Companies under all Contracts and Real Property Leases that the Purchasers do not specifically elect in writing to acquire pursuant to Section 2.1(a)(v), including without limitation, the lease for the sales and service delivery office located in Ft. Lauderdale, Florida;

                 (ix) refunds, rebates, abatements or credits for Taxes and Tax loss carry forwards;

                 (x) Tax Returns and related schedules, work papers, records and other documents;

                 (xi) all Business Insurance Policies or other insurance policies relating to the Business, any refunds paid or payable in connection with the cancellation or discontinuance of any insurance policies applicable to the Business, and any claims made under any such insurance policies (other than rights to make claims under policies after the date hereof and prior to the First Closing Date which relate to the Purchased Assets or the Business, and all proceeds resulting from such claims);

                 (xii) rights in or any assets associated with or allocated to the Benefit Plans;

                 (xiii) subject to the Purchasers' rights under Section 2.1(a)(i), vehicles primarily used or useful by the Seller Companies in the conduct of the Business that are subject to capital lease obligations, each of which vehicles and the amount and terms of the capital lease obligations to which it is subject are set forth on Schedule 2.1(b)(xiii) hereto; and

                 (xiv) all rights of the Seller Companies under this Agreement, the Purchase Price hereunder, any agreement, certificate, instrument or other document executed and delivered by the Seller Companies or the Purchasers in connection with the transactions contemplated hereby.

         (c) Management Agreement. Other than as provided in Section 2.1(e) below, legal title to the Purchased Assets shall be retained by the Seller Companies and not transferred to the Purchasers until the First Closing (in accordance with Section 3.1, in the case of Purchased Assets which are not Regulated Assets) or the applicable Second Closing (in accordance with Section 3.2, in the case of Regulated Assets), and no Assumed Liability relating to any Purchased Asset shall be assumed by the Purchasers until such time as the Purchased Asset to which it relates is transferred to the Purchasers. Notwithstanding the foregoing, effective on January 8, 2003 (the "Management Agreement Date"), the Purchasers shall manage the Business and all of the Purchased Assets in accordance with the terms and conditions of this Agreement and that certain Management Agreement, of even date herewith, by and among the Seller Companies and FDN, which agreement is attached hereto as Exhibit A (the "Management Agreement"). Any covenants made by the Seller Companies to be performed by them prior to the First Closing or the applicable Second Closing with respect to any Purchased Asset shall continue in effect until such time as such Purchased Asset is legally transferred to the Purchasers at the First Closing or the applicable Second Closing, except to the extent specifically provided otherwise in the Management Agreement and to the extent that the Seller Companies are incapable of performing such covenant because of the Purchasers' Management of the Business and Purchased Assets under the Management Agreement.

         (d) Regulated Assets. The Purchasers and the Seller Companies acknowledge and agree that legal title to certain of the Purchased Assets cannot legally be transferred from the Seller Companies to the Purchasers until such time as the applicable Regulatory Consents are obtained. Such Purchased Assets are referred to herein as the "Regulated Assets". Notwithstanding anything to the contrary contained herein, the Regulated Assets and related Assumed Liabilities shall be retained by the Seller Companies (subject to the Management Agreement) and not legally transferred to the Purchasers until the occurrence of the applicable Second Closing, in accordance with Section 3.2 and Section 7.2.

         (e) Acquired Accounts Receivable; Business Lockbox Accounts. On the date hereof, in consideration for the Purchasers' delivering the Deposit pursuant to Section 2.3(a) and its entering into this Agreement and the Management Agreement, the Seller Companies shall (i) execute and deliver to the Purchasers a Bill of Sale effecting, as of the date hereof, the sale, conveyance, assignment and transfer of the Acquired Accounts Receivable to the Purchasers, which Bill of Sale is attached hereto as Exhibit B and (ii) assign and transfer, as of the date hereof, and, if applicable, cause its Affiliates to assign and transfer, to the Purchasers all of their rights and interests in the Business Lockbox Accounts.

         (f) Licenses.

                 (i) Licenses of Tradenames. The Seller Companies hereby grant to the Purchasers and their Affiliates the perpetual, non-exclusive, royalty-free and transferable right to use the tradenames "Accelerator" and "Velocity" and all marks associated therewith (the "Licensed Tradenames"). After the First Closing Date, the Seller Companies shall have no obligation to continue to use or market the Licensed Tradenames in connection with the operation of their businesses, but in the event that the Seller Companies do discontinue the use and marketing of the Licensed Tradenames the Seller Companies shall thereafter use reasonable efforts to cooperate with the Purchasers, at the Purchasers' expense, and use reasonable efforts to ensure that the Purchasers continue to have the benefit of the license granted under this Section 2.1(f), whether by assignment of the Licensed Tradenames to the Purchasers or otherwise.

                 (ii) License of MPROV Software. The Seller Companies hereby grant to the Purchasers and their Affiliates the perpetual, non-exclusive, royalty-free and transferable right to use the Seller Companies' proprietary "MPROV" software, including any and all updates with respect thereto that presently exist; provided; however, that the Purchasers are acquiring the right to use the software on an "as is" basis, with "all faults" and in its present condition, with no obligation of the Seller Companies to upgrade or maintain, and the Seller Companies make no other representations or warranties, express or implied, at law or in equity, in respect of such license, including, without limitation, with respect to fitness for any particular purpose, and any other such representations or warranties are expressly denied.

         For purposes the purposes of this Section 2.1(f), "transferable" shall mean the ability to transfer the respective licenses to Affiliates, and to any other Person involved in a Change of Control Transaction with the Purchasers.

         For the purposes of this Section 2.1(f), a "Change of Control Transaction" shall mean, with respect to any Person, any of the following, occurring in a single transaction or as part of a series of related transactions: (a) the acquisition or swap by another Person not affiliated with the Purchasers of at least 20% of the assets of the Purchasers and its subsidiaries, taken as a whole, (b) the acquisition by another Person of more than thirty percent (30%) of the voting power of the Purchasers then outstanding, or (c) the merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Purchasers which results in a Person or Persons other than the current stockholders of the Purchasers owning more than thirty percent (30%) of the voting power of the surviving entity.

         (g) Contracts To Be Delivered by Seller Companies. The Seller Companies acknowledge that as of the date hereof they have not delivered to the Purchasers copies of the Contracts listed on Schedule 2.1(g) hereto, and as a result, as of the date hereof, the Purchasers have not agreed, nor shall in any respect be deemed to have agreed, to assume any of such Contracts. As soon as practicable after the date hereof, but in no event later than ten (10) days after the date hereof, the Seller Companies shall provide the Purchasers with true, complete and accurate copies of any Contracts listed on Schedule 2.1(g), including any amendments thereto. In accordance with Section 2.1(a)(v), prior to the First Closing the Purchasers shall identify in writing those Contracts, if any, listed on Schedule 2.1(g) that the Purchasers agree in their sole discretion to assume, and the Parties shall update Schedule 2.1(a)(v) to include any Contract so identified and any such Contract shall thereafter be an Assumed Contract for all purposes of this Agreement. If the Purchasers identify any Contract listed on
Schedule 2.1(g) as an Assumed Contract, and if such Contract requires the consent of a third party in order to be transferred to the Purchasers, then the Seller Companies shall be required to obtain such consent to the same extent that they are required to obtain consent to assignment with respect to other Assumed Contracts.

         (h) Bellsouth Agreement.

                 (i) Use of ACNA Code. Effective as of the date hereof, the Seller Companies shall enable the Purchasers to use on a royalty-free and perpetual basis, solely with respect to the Business and solely in the states of Florida and Georgia, the ACNA Code currently used by the Seller Companies and any updates, improvements or changes thereto. The Seller Companies agree that they shall not, and they shall cause their Affiliates not to, take any action that would reasonably be expected to jeopardize or interfere with the Purchasers' right to use such ACNA Code in Florida or Georgia; provided, however, the Seller Companies shall retain the sole, unfettered and exclusive right to use the ACNA Code anywhere else, including but not limited to the remainder of the United States, and the Purchasers agree that they will not, and shall cause their Affiliates not to, take any action that would reasonably be expected to jeopardize or interfere with the Seller Companies' right to such use of the ACNA Code.

                 (ii) Continued Efforts; Costs and Expenses. After the date hereof, the Purchasers shall manage and control continued negotiation efforts (and, if necessary, litigation or other actions) with BellSouth and any other person (including, if appropriate, Telcordia, the administrator of the ACNA
Code) in order to provide the Purchasers with all necessary rights to continue to use the ACNA Code and to cause the eventual transfer of the rights stated in
Section 2.1(h)(i) to the Purchasers, and the Seller Companies shall use their reasonable best efforts to cooperate with the Purchasers in such efforts and actions. The legal fees and expenses incurred by Purchasers in connection with such efforts shall be borne solely by the Purchasers. Any separate legal fees and expenses incurred by the Seller Companies in such cooperation with the efforts and actions of the Purchasers shall be borne solely by the Seller Companies. To the extent that a payment of the type described in Section 6.6(c) is required to be made in connection with the subject matter of this Section 2.1(h), then the amount of such payment shall be borne equally by the Seller Companies, on the one hand, and the Purchasers, on the other hand, in accordance with Section 6.6(c). In order to secure the Seller Companies' obligations under the immediately preceding sentence, $350,000 of the Purchase Price Holdback Escrow (or, if no Purchase Price Holdback Escrow ever exists under Section 3.2
(c) of this Agreement, of the Closing Payment that would otherwise be paid to the Seller Companies at such later Second Closing) (in either case, the "ACNA Holdback") shall continue to be held by the Escrow Agent under the Escrow Agreement until such time as the use of the ACNA Code as stated in Section 2.1(h)(i) has been permanently assigned or otherwise provided to the Purchasers to their reasonable satisfaction, at which time the Seller Companies and the Purchasers shall cause the Escrow Agent to disburse to the Seller Companies the ACNA Holdback less the amount, if any, required to be paid on behalf of the Seller Companies pursuant to the immediately preceding sentence, which amount the Seller Companies and the Purchasers shall cause the Escrow Agent to disburse to the Person to whom such payment is made or to the Purchasers (in the event that the Purchasers directly pay such amount on behalf of the Seller Companies), as the case may be.

         2.2 Assumption of Liabilities.

             (a) Assumption. Upon the terms and subject to the conditions set forth herein, at the First Closing or the applicable Second Closing, as the case may be, the Purchasers shall assume from the Seller Companies the following liabilities and obligations of the Seller Companies and no others (collectively, the "Assumed Liabilities"):

                 (i) all Liabilities and obligations of the Seller Companies that arise and are to be performed from and after the First Closing Date under
(A) the Assumed Contracts and (B) Contracts entered into with respect to the Business either prior to or after the date hereof that the Purchasers agree in writing to assume after the date hereof in accordance with this Agreement and the Management Agreement, except in each case under clause (A) and (B), to the extent such Liabilities and obligations (1) but for a breach or default by the Seller Companies, would have been paid, performed or otherwise discharged on or prior to the First Closing or (2) arise out of any breach or default by the Seller Companies, including without limitation any failure of the applicable Seller Company to obtain an approval or consent necessary to assign an Assumed Contract to the Purchasers or otherwise arising out of the assignment of an Assumed Contract to the Purchasers;

                 (ii) the specific amount of Liabilities and obligations of the Seller Companies that, prior to the First Closing, the Purchasers elect in writing in their sole discretion to assume, as set forth on Schedule 2.2(a)(ii) attached hereto, as updated by the Parties as of the First Closing Date to reflect all Liabilities and obligations assumed by the Purchasers in accordance with this Section 2.2(a)(ii) (collectively the "Specified Liabilities"). Each Specified Liability shall be deemed to be an Undisputed Specified Liability for all purposes of this Agreement unless prior to the First Closing the Seller Companies provide the Purchasers with written evidence to the contrary, in which case the Purchasers in their sole discretion may elect to assume or not assume such disputed Specified Liability. "Undisputed Specified Liability" means a Specified Liability to the extent that the applicable Seller Company has not delivered a written notice or claim to the Person to whom such Seller Company is liable or obligated asserting that the amount of such Specified Liability is other than the amount set forth on Schedule 2.2(a)(ii);

                 (iii) transfer Taxes allocated to the Purchasers pursuant to
Section 6.6(b) hereof;

                 (iv) the amount of commissions owing by the Seller Companies from time to time with respect to sales made prior to the First Closing Date under representation or agency agreements relating to the sale of the Business' services, but only to the extent consistent in amount with the Interim Statements (it being understood and agreed that only the obligations of the Seller Companies to pay commission under such agreements, and not the agreements themselves, are Assumed Liabilities for purposes of this Agreement); and

                 (v) any obligations of the Seller Companies to return customer deposits to the customers of the Business, but only to the extent that the Purchase Price was decreased under Section 2.3(b)(i)(C) of this Agreement on account of customer deposits.

             (b) Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume or be obligated to pay, perform, discharge or in any way be responsible for any Liabilities of the Seller Companies or their Affiliates, and the Seller Companies shall indemnify the Purchaser from and against all such Liabilities. Without limiting the foregoing, and notwithstanding anything in Section 2.2(a) to the contrary, the Assumed Liabilities will not include and the Purchaser will not assume any liability of the Seller Companies or any of their Affiliates with respect to:

                 (i) any Liabilities of the Seller Companies (and/or their Affiliates) in respect of any Excluded Assets;

                 (ii) any Liabilities with respect to (A) Taxes arising out of, related to or otherwise in respect of the Purchased Assets or the Business relating to any period or portion thereof ending prior to the First Closing Date or, as applicable, any Second Closing, except as provided in the Management Agreement, and (B) transfer Taxes allocated to the Seller Companies pursuant to
Section 6.6(b) hereof;

                 (iii) any Liabilities or responsibilities relating to the employment or termination of employment by the Seller Companies or their Affiliates of any Business Employee or Person attributable to any actions or inactions by the Seller Companies or their Affiliates on or prior to the First Closing Date, including with respect to any Benefit Plan or arrangement of the Seller Companies or their Affiliates or any severance, retention, stay bonus or similar obligations owed by the Seller Companies or any of their Affiliates to any Business Employees or Persons (including the Transferred Employees), any accrued vacation pay or accrued bonus and including any and all Liabilities arising from any Seller Company's conduct relating to its operations and employees at its facilities and any liability under the Worker Adjustment Retraining Notification Act (or any state or other applicable law) derived from employee terminations occurring on or before the First Closing Date (for the purpose of clarity, any amounts owed by the Seller Companies and/or their Affiliates as a result of a Business Employee's ceasing to be employed by any Seller Company and/or the occurrence of the First Closing or any Second Closing shall be Excluded Liabilities) except as provided in the Management Agreement;

                 (iv) any Liabilities, the existence of which constitutes a breach of a representation and warranty or covenant of any Seller Company hereunder (without regard to the survival period, if any, associated therewith);

                 (v) any Liability of the Seller Companies under Section 6.6 of this Agreement, under any Operative Agreement or otherwise for legal, accounting or broker's fees, or other transaction costs of the Seller Companies relating to the consummation of the transactions contemplated hereby;

                 (vi) any capital leases and Liability or intercompany debt owing by any Seller Company to any stockholder or former stockholder of any Seller Company or to any Affiliate or former Affiliate of any Seller Company;

                 (vii) any Liabilities of the Seller Companies resulting from any lawsuit, judgment, claim or Action with respect to the Purchased Assets and the operation and ownership of the Business prior to the First Closing Date (whether or not pending or threatened on the date hereof), including, (A) any claim related to noncompliance by any Seller Company with any applicable Law or
(B) the failure of any Seller Company to comply with or the breach of or default by any Seller Company under any Contract, including without limitation the Actions set forth on Schedule 4.13;

                 (viii) any Liabilities for indebtedness of borrowed money other than Assumed Liabilities which the Purchasers may elect to assume pursuant to
Section 2.2(a)(ii) hereof;

                 (ix) any Liabilities relating to the Business, the Purchased Assets or the Seller Companies under any applicable Environmental Law with respect to the period prior to and including the First Closing Date;

                 (x) any other Liabilities not relating to the Business or the Purchased Assets;

                 (xi) any Liabilities for any breach, act or omission by any Seller Company under any Contract, including any Assumed Contract; and

                 (xii) any other Liability arising out of or relating to the conduct of the Business prior to the First Closing Date that is not expressly assumed by the Purchasers hereunder.

         Liabilities of the Seller Companies and their Affiliates other than the Assumed Liabilities are herein referred to collectively as the "Excluded Liabilities". The Seller Companies will (and will cause their Affiliates to) discharge when due all of their respective Liabilities relating to or arising in connection with the Business or the Purchased Assets that are not assumed by the Purchasers hereunder.

         2.3 Consideration for the Purchased Assets.

             (a) Consideration. The aggregate purchase price (the "Purchase Price") for the Purchased Assets shall be (i) $13,250,000 in cash (the "Base Price"), subject to adjustment as provided in Section 2.3(b), and (ii) the assumption by the Purchasers of the Assumed Liabilities pursuant to Section 2.2. Within three Business Days after the date hereof, in order to secure the Purchasers' obligations to consummate the transactions contemplated hereby (subject to the terms and conditions contained herein and in the Operative Agreements) and as a delivery of a portion of the Base Price, the Purchasers shall deliver to the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent in accordance with the terms and conditions of that certain Escrow Agreement, of even date herewith, by and among the Seller Companies, the Purchasers and the escrow agent named therein (the "Escrow Agent"), which agreement is attached hereto as Exhibit C (the "Escrow Agreement"), the amount of $1,000,000 (the "Deposit"). The Deposit shall be credited and disbursed in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

             (b) Purchase Price Adjustments.

                 (i) Purchase Price Adjustments. The Base Price shall be decreased (or, in the case of clause (D) below, increased or decreased, as the case may be), as follows:

                     (A) the Base Price shall be decreased by the product of (X) $150.00 and (Y) the amount (if any) by which the number of Adjusted Customer Access Lines is less than the November Access Line Count. Any decrease to the Base Price under this Section 2.3(b)(i)(A) shall be referred to herein as an "Access Line Price Decrease".

                     (B) the Base Price shall be decreased by the amount (if any) that (1) the average dollar amount of Seller Companies' accounts receivables for Customer Accounts in accordance with GAAP less than 60 days old (measured from the date of invoice) included in the Purchased Assets (not including for purposes of the calculation accounts receivable attributable to long distance customers) for the five (5) Business Days immediately preceding the Management Agreement Date (net of reserves, including reserves for setoffs, recoupment and doubtful accounts as determined in accordance with GAAP) is less than (2) the average dollar amount of Seller Companies' accounts receivable in accordance with GAAP for Customer Accounts less than 60 days old (measured from the date of invoice) (not including for purposes of the calculation accounts receivable attributable to long distance customers) for the same five (5) Business Days of the month immediately prior to the month of the Management Agreement Date (net of reserves, including reserves for setoffs, recoupment, doubtful accounts, etc., as determined in accordance with GAAP). (For purposes of clarity and by way of example only, if the Management Agreement Date is January 9, 2003, then the measurement period referred to in clause (1) above is the five (5) Business Days prior to January 9, 2003, and the measurement period referred to in clause (2) above is the five (5) Business Days prior to December 9, 2002.) Any adjustment to the Base Price under this Section 2.3(b)(i)(B) shall be referred to herein as an "Accounts Receivable Price Decrease".

                     (C) The Base Price shall be further decreased by the aggregate amount of (1) any Undisputed Specified Liabilities assumed by Buyer and (2) the aggregate amount as of the Management Agreement Date of any deposits made by existing customers of the Business (it being understood and agreed that any cash held by the Seller Companies on account of such deposits is an Excluded Asset under Section 2.1(b)(ii)). Any decrease to the Base Price under this
Section 2.3(b)(i)(C) shall be referred to herein as an "Assumed Liability Price Decrease".

                     (D) The Base Price shall be increased or decreased based on the agreed-upon allocations under Section 6.16 of this Agreement. Any adjustment to the Base Price under this Section 2.3(b)(i)(D) shall be referred to herein as an "Expenses Adjustment".

                 (ii) Purchase Price Estimate at the First Closing. The Purchasers shall submit to the Seller Companies with reasonable documentation not later than ten (10) days prior to the First Closing, an estimate of the Purchase Price based on the Purchasers' good faith estimates of the Estimate Access Line Price Decrease, the Accounts Receivable Price Decrease, the Assumed Liability Price Decrease, and the Expenses Adjustment (such estimated calculation of the adjusted Purchase Price, the "Purchasers' Estimate"). At least five (5) days prior to the

First Closing, the Seller Companies shall advise the Purchasers in writing with specificity as to any dispute the Seller Companies' have with the Purchasers' Estimate and provide the Purchasers with Seller Companies' calculation of the Base Price taking into account its good faith estimates of the Access Line Price Decrease, the Accounts Receivable Price Decrease, the Assumed Liability Price Decrease, and the Expenses Adjustment ("Seller Companies' Estimate"), and prior to the First Closing, the Purchasers and the Seller Companies shall attempt to resolve any disputes between the Seller Companies and the Purchasers with respect to the Purchasers' Estimate. In the event Purchasers' Estimate is less than $500,000 less than the Seller Companies' Estimate, the First Closing shall proceed with the Purchase Price based upon the Purchasers' Estimate. In the event the Purchasers' Estimate is greater than $500,000 less than the Seller Companies' Estimate, then the mid-point between the Seller Companies' Estimate and Purchasers' Estimate shall be used to determine the Purchase Price for purposes of the First Closing and the First Closing shall proceed, subject only to Section 3.1 and Section 7.1. The Base Price, as estimated as of the First Closing in accordance with this Section 2.3(b)(ii) is referred to in this Agreement as the "Closing Payment". At the First Closing, the Purchasers shall deliver an amount equal to the Closing Payment, less the Deposit, to the Escrow Agent pursuant to Section 3.1(c)(i).

                 (iii) Adjustments to the Purchase Price After the First Closing. After the First Closing, the Base Price shall be adjusted, if at all, as set forth below:

                     (A) Purchasers' Final Purchase Price Calculation. The Purchasers shall prepare and deliver to the Seller Companies within one hundred twenty (120) calendar days after the Management Agreement Date a calculation of each of the Access Line Price Decrease, the Accounts Receivable Price Decrease, the Assumed Liability Price Decrease, and the Expenses Adjustment and the adjusted Base Price as of the First Closing resulting therefrom (the "Purchasers' Final Purchase Price Calculation"). During such one hundred twenty
(120) day period and thereafter so long as the Final Purchase Price remains unresolved, each party will provide the other party with reasonable access to its books and records that relate to the determination of the Purchasers' Final Purchase Price Calculation.

                     (B) Seller Companies' Review of Purchasers' Final Purchase Price Calculation. If on or prior to the twentieth day following Purchasers' delivery of the Purchasers' Final Purchase Price Calculation, the Seller Companies do not deliver a written notice (an "Objection Notice") stating with specificity the Seller Companies' objections to Purchasers' Final Purchase Price Calculation and including the Seller Companies' determination of the Purchase Price, as finally adjusted to account for any Access Line Price Decrease, Accounts Receivable Price Decrease, Assumed Liability Price Decrease, and Expenses Adjustment, then the Purchasers' Final Purchase Price Calculation shall be final, conclusive and binding on the Parties for all purposes of this Agreement, including without limitation clause (D) below. Any Objection Notice shall specify the dollar amount of any objection and a detailed basis therefor (including supporting documents). Any determination expressly set forth on the Purchaser's Final Purchase Price Calculation which is not specifically objected to in the Objection Notice in accordance with the two preceding sentences shall be deemed final and binding upon the Parties. If the Seller Companies timely deliver an adequate Objection Notice in accordance with this Clause (B) then the Purchasers and the Seller Companies shall discuss the Purchasers' Final Purchase Price Calculation and the Objection Notice and endeavor in good faith to agree upon the Final Purchase Price after taking into account all of the adjustments under this Section 2.3.

                     (C) Audit Review. In the event that the Seller Companies and the Purchasers fail to agree on the Final Purchase Price within 15 calendar days after the date of the Objection Notice, (1) the Seller Companies and the Purchasers shall promptly retain either PricewaterhouseCoopers or KPMG chosen randomly by lot (the "Independent Auditors") to make the final determination of the Purchase Price in accordance with the terms of this Agreement, and (2) the Purchasers and the Seller Companies each shall provide the Independent Auditors with all data and documents relevant to such determination. The Independent Auditors shall make an independent determination of the Purchase Price and the Purchase Price resulting therefrom (the "Final Purchase Price") as soon as practicable, but in no event later than the seventy-fifth day following the Parties' submission of the dispute to the Independent Auditors and such determination shall be final and binding on the Seller Companies and the Purchasers. The fees, costs and expenses of the Independent Auditors shall be borne equally by the Seller Companies, on the one hand, and the Purchasers, on the other hand.

                     (D) Adjustment. If the Final Purchase Price is less than the Closing Payment, the Seller Companies will, within three (3) Business Days, after the determination of the Final Purchase Price, make payment of the amount of such difference to the Purchasers, by wire transfer in immediately available funds to an account or accounts designated by the Purchasers, provided that if either the Florida Second Closing or the Georgia Second Closing has not yet occurred at such time as such amount is due and owing to the Purchasers, then, in lieu of making a payment directly to the Purchasers, the Seller Companies may cause the Escrow Agent to disburse such amount from the Escrow Amount to an account of the Purchasers set forth in the Escrow Agreement. If the Final Purchase Price is greater than the Closing Payment, than the Purchasers will, within three (3) Business Days after the date on which the determination of the Final Purchase Price becomes final and binding on the Parties, make payment of such difference to the Seller Companies, by wire transfer in immediately available funds to an account designated by the Seller Companies, provided, that if the both the Florida Second Closing and the Georgia Second Closing have not yet occurred at such time as such amount is due and owing to the Seller Companies, the Purchasers will make payment of such difference to the Escrow Agent for inclusion with the Escrow Amount and the Deposit by wire transfer in immediately available funds. Without duplication, all amounts owed pursuant to this clause (D) shall bear and be accompanied by interest, from and excluding the First Closing to and including the date of actual payment, at a rate of twelve percent (12%) per annum, compounded monthly.

             (c) Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as agreed upon between the Purchasers and the Seller Companies (the "Allocation Method"), provided that the Allocation Method shall provide that sixty percent (60%) of the Purchase Price is allocated to the Florida Purchased Assets and forty percent (40%) of the Purchase Price is allocated to the Georgia Purchased Assets. The Parties shall use their reasonable best efforts to reach agreement on the Allocation Method prior to the First Closing. If the Purchasers and the Seller Companies reach such agreement, the Purchasers and the Seller Companies (i) shall execute and file all Tax Returns in a manner consistent with the Allocation Method determined pursuant to this Section 2.3(c) and (ii) shall not take any position in any refund claim, before any Governmental Authority, in any judicial proceeding or otherwise that is inconsistent with such Allocation Method. The Seller Companies and the Purchasers each agree to cooperate with the other Party in preparing IRS Form 8594 and shall each timely file such Form with the IRS in accordance with the requirements of Section 1060 of the Internal Revenue Code. In the event that the Parties do not agree to an Allocation Method, prior to the Closing, the Parties shall submit the dispute for resolution to an independent accounting firm of international reputation mutually acceptable to the Purchasers and the Seller Companies (the "Accounting Firm") which shall promptly, after such submission, determine an Allocation Method that shall be final, binding and conclusive on the Parties. The fees and disbursements of the Accounting Firm shall be shared equally between the Purchasers and the Seller Companies. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation Method in a manner consistent with Section 1060 of the Internal Revenue Code.

         2.4 Further Assurances. At and after the First Closing, and without further consideration therefor, each party shall execute and deliver to any other party which so requests such further instruments and certificates of conveyance and transfer as such requesting party may reasonably request in order more effectively to convey and transfer the Purchased Assets from the Seller Companies to the Purchasers and to put the Purchasers in operational control of the Business (both during and after the term of the Management Agreement), for aiding, assisting, collecting and reducing to possession any of the Purchased Assets and exercising rights with respect thereto or to effect the assumption of the Assumed Liabilities. In the event that the Purchasers receive accounts receivable relating to the Business which are clearly designated as Excluded Long Distance Receivables, the Purchasers shall remit such Excluded Long Distance Receivables to the Seller Companies as soon as practicable after the end of each calendar month, provided that the Purchasers shall not be obligated to remit to the Seller Companies and shall be entitled to retain all Excluded Long Distance Receivables in excess of $350,000, and, notwithstanding anything in this Agreement or in any Operative Agreement to the contrary, such excess amounts shall be deemed to be Purchased Assets hereunder and under any Operative Agreement.

         2.5 Assignment of Assumed Contracts and Business Licenses. To the extent that transfer or assignment hereunder by the Seller Companies to the Purchasers of any Assumed Contract or Business License included in the Purchased Assets is not permitted or is not permitted without notification or the consent or approval of another Person, this Agreement shall not be deemed to constitute an assignment, an attempted assignment or an undertaking to assign such Assumed Contract or Business License if such consent or approval is not given or if such an assignment, attempted assignment or undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. The Seller Companies (and, subject to Section 6.4 of this Agreement, the Purchasers where required) shall use their commercially reasonable efforts to obtain any and all such third party consents or approvals under all Assumed Contracts and Business Licenses. If any such third party consent or approval is not obtained before the First Closing, the Seller Companies shall cooperate with the Purchasers in any reasonable arrangement designed to provide for the Purchasers after the First Closing the benefits intended to be assigned to the Purchasers under the applicable Business License or Assumed Contract including enforcement at the cost and for the account of the Purchasers of any and all rights of the Seller Companies against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise; provided that the Purchasers shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent that the Purchasers would have been responsible therefor hereunder if such consent, waiver or approval had been obtained. The Seller Companies shall, without consideration therefor, pay, assign and remit to the Purchasers promptly all monies, rights and other consideration received in respect of such performance. The Seller Companies shall exercise or exploit their rights in respect of such Purchased Assets only as reasonably directed by the Purchasers and at the Purchasers' expense. Subject to and in accordance with Section 6.4, the Parties shall continue to use their commercially reasonable efforts to obtain all such unobtained consents or approvals at the earliest practicable date. If and when any such consents or approvals shall be obtained, then the Seller Companies shall promptly assign their rights and obligations thereunder to the Purchasers without payment of consideration and the Purchasers shall, without the payment of any consideration therefor other than as set forth in
Section 6.6(c), assume such rights and obligations to the same extent as the Seller Companies had prior to such assignment. The Parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption. Nothing in this Section 2.5 shall limit the closing conditions set forth in Article VII for the benefit of the Purchasers.

         2.6 Tampa Switch Site. The Purchasers shall not assume the lease to the Tampa Switch Site but shall be provided with full access to such site for such time period as is reasonably necessary for the Purchasers to remove all Purchased Assets from the Tampa Switch Site to other locations being used in connection with the Business or to a new location selected by the Purchasers, in the Purchasers' sole discretion, and the Purchasers shall at their sole expense take the actions set forth on Schedule 2.6.

                                   ARTICLE III
                                   THE CLOSING

         3.1 First Closing.

             (a) Time and Place. The transfer of the Purchased Assets (other than the Regulated Assets, the Acquired Accounts Receivable and the Business Lockbox Accounts) and the assumption of the Assumed Liabilities (other than Assumed Liabilities relating to Regulated Assets) shall take place at a closing (the "First Closing") to be held at 10:00 a.m., local time, on a date specified by the Purchasers that is not later than the third Business Day following the satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in Section 7.1 (other than those conditions to be satisfied simultaneously at the First Closing), at the offices of Edwards & Angell, LLP, 101 Federal Street, Boston, MA 02110, unless another time, date or place is mutually agreed upon in writing by the Seller Companies and the Purchasers (the date on which the First Closing occurs hereunder, the "First Closing Date").

             (b) Closing Deliveries of the Seller Companies. At the First Closing upon satisfaction or waiver of the conditions set forth in Section 7.1(b), the Seller Companies shall deliver, or cause to be delivered, to the Purchasers the following instruments, certificates and other documents in order to consummate the transactions contemplated hereby, including the transfer of the Purchased Assets (other than the Regulated Assets) to the Purchasers pursuant to Section 2.1:

                 (i) Instruments of Transfer and Assignment.

                     (A) Assignments and Assumptions of Lease, in form and substance reasonably acceptable to the Purchasers, duly executed by each Seller Company (the "Assignments and Assumptions of Lease"), assigning the Real Property Leases other than the Excluded Real Property Leases;

                     (B) a Bill of Sale, in form and substance reasonably acceptable to the Purchasers, duly executed by each Seller Company (the "Bill of Sale");

                     (C) an Assignment and Assumption Agreement, in form and substance reasonably acceptable to the Purchasers, duly executed by each Seller Company (the "Assignment and Assumption Agreement");

                     (D) to the extent that any Proprietary Rights are included in the Purchased Assets, Assignments of Proprietary Rights, in form and substance reasonably acceptable to the Purchasers, duly executed by each Seller Company (the "Assignments of Proprietary Rights");

                     (E) to the extent that any domain names are included in the Purchased Assets, domain name assignments in form and substance reasonably acceptable to the Purchasers, duly executed by each Seller Company (the "Domain Name Assignments");

                     (F) copies of any documents and filings required in connection with the payment of transfer Taxes by the Seller Companies under
Section 6.6(b);

                     (G) payoff letters, in a form reasonably acceptable to the Purchasers, executed by the obligees of the capital leases and Liabilities described in Section 2.2(b)(vi) and (ix) of any and all Seller Companies which set forth the amount necessary to satisfy in full such Liabilities as of the Closing Date;

                     (H) With respect to each Real Property Lease which is an Assumed Contract, the Seller Companies shall have obtained and delivered to the Purchasers a letter of estoppel in form and substance reasonably satisfactory to the Purchasers and the Purchasers' lenders, stating (i) that the applicable Real Property Lease is in full force and effect, (ii) that there is no default by the lessee thereunder, (iii) the date through which the rent has been paid, (iv) the expiration date of the Real Property Lease, and (v) such other statements reasonably requested by the Purchasers and their lenders and that are of a type customarily included in estoppel letters signed by lessors. Each such letter of consent and estoppel shall also consent to the assignment of the Real Property Lease by the applicable Seller Company to the applicable Purchaser; and

                     (I) Such other deeds and instruments as may be reasonably requested by the Purchasers.

                 (ii) Closing Certificates.

                     (A) An officer's certificate, in form and substance reasonably acceptable to the Purchasers, duly executed by each Seller Company, which shall certify as to the satisfaction of the conditions set forth in Sections 7.1(a); and

                     (B) a secretary's or assistant secretary's certificate, in a form reasonably acceptable to the Purchasers, duly executed by each Seller Company (x) certifying and attaching copies of the resolutions or consents of the board of directors of each Seller Company authorizing the execution, delivery and performance of this Agreement and the Operative Agreements by Seller Companies and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby and (y) certifying as to the genuineness of the signatures of the officers of each Seller Company authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement and including the true signatures of such officers.

                 (iii) Final Tax Clearance Certificates. A tax clearance certificate from the State of Georgia and the State of Florida, for all periods through the First Closing Date, indicating that all tax returns required to have been filed by Seller Companies through and including such date have been filed and that all Taxes required to be paid by Seller Companies, as shown on such returns, have been paid.

             (c) Closing Deliveries of the Purchasers. At the First Closing, upon satisfaction or waiver of the conditions set forth in Section 7.1(a), the Purchasers shall make the payments and deliver, or cause to be delivered, to the Seller Companies the following instruments, certificates and other documents in order to pay for the Purchased Assets and effect the assumption of all Assumed Liabilities from the Seller Companies pursuant to Section 2.2:

                 (i) Delivery of the Closing Payment. On the First Closing Date, the Closing Payment less any Taxes the Purchasers are required by Law to withhold or remit to any taxing authority on account of the transactions contemplated hereby less the Deposit (such amount, the "Escrow Amount") shall be delivered by the Purchasers by wire transfer to an account designated by the Escrow Agent in accordance with the Escrow Agreement.

                 (ii) Instruments of Assumption.

                     (A) The Assignments and Assumptions of Lease, duly executed by the Purchaser(s);

                     (B) the Assignment and Assumption Agreement, duly executed by the applicable Purchaser(s);

                     (C) the Domain Name Assignments, duly executed by the applicable Purchaser(s); and

                     (D) all other instruments and certificates of assumption as the Seller Companies may reasonably request in order to effectively make the Purchasers responsible for all Assumed Liabilities.

                 (iii) Closing Certificates.

                     (A) From each Purchaser an officer's certificate, in form and substance reasonably acceptable to the Seller Companies, duly executed by such Purchaser, which shall certify as to the satisfaction of the conditions set forth in Sections 7.1(b); and

                     (B) From each Purchaser, a secretary's or assistant secretary's certificate, in a form reasonably acceptable to the Seller Companies, duly executed by such Purchaser (x) certifying and attaching copies of the resolutions or consents of such Purchaser authorizing the execution, delivery and performance of this Agreement by such Purchaser and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby and (y) certifying as to the genuineness of the signatures of the officer of such Purchaser authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement and including the true signatures of such officers; and

                     (C) Such other instruments as may be reasonably requested by the Seller Companies.

             (d) Delivery of Earnings on the Deposit. On the First Closing Date, the Purchasers and the Seller Companies shall deliver a joint written notice to the Escrow Agent instructing the Escrow Agent to calculate as soon as practicable the amount of earnings on the Deposit as of the First Closing Date and to promptly thereafter deliver such amount by wire transfer of immediately available funds to the Purchasers to an account designated by the Purchasers.

         3.2 Second Closings.

             (a) Time and Place.

                 (i) Florida Second Closing. The acquisition of the Regulated Assets that are Florida Purchased Assets and the assumption of the Assumed Liabilities relating thereto shall take place at a closing (the "Florida Second Closing") to be held at 10:00 a.m., local time, on a date specified by the Purchasers that is not later than the third Business Day following the satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in Section 7.2 with respect to such Regulated Assets (other than those conditions to be satisfied simultaneously at the Florida Second Closing), at the offices of Edwards & Angell, LLP, 101 Federal Street, Boston, MA 02110, unless another time, date or place is mutually agreed upon in writing by the Seller Companies and the Purchasers (the date on which the Florida Second Closing occurs hereunder, the "Florida Second Closing Date").

                 (ii) Georgia Second Closing. The acquisition of the Regulated Assets that are Georgia Purchased Assets and the assumption of the Assumed Liabilities relating thereto shall take place at a closing (the "Georgia Second Closing") to be held at 10:00 a.m., local time, on a date specified by the Purchasers that is not later than the third Business Day following the satisfaction and fulfillment or, if permissible pursuant to the terms hereof, waiver of the conditions set forth in Section 7.2 with respect to such Regulated Assets (other than those conditions to be satisfied simultaneously at the Georgia Second Closing), at the offices of

Edwards & Angell, LLP, 101 Federal Street, Boston, MA 02110, unless another time, date or place is mutually agreed upon in writing by the Seller Companies and the Purchasers (the date on which the Georgia Second Closing occurs hereunder, the "Georgia Second Closing Date").

             (b) Closing Deliveries of the Seller Companies. At the applicable Second Closing, upon satisfaction or waiver of the conditions set forth in
Section 7.2(b), the Seller Companies shall deliver or cause to be delivered to the Purchasers substantially the same instruments, certificates and other documents that the Seller Companies are required under Section 3.1(b) above to deliver to the Purchasers at the First Closing with respect to the Purchased Assets which are not Regulated Assets, provided that such instruments, certificates and other documents shall pertain to the Regulated Assets being transferred at the Florida Second Closing or the Georgia Second Closing, as the case may be, and shall be modified as necessary or appropriate to reflect the provisions of this Section 3.2, Section 7.2 and Section 2.1(d).

             (c) Closing Deliveries of the Purchasers.

                 (i) Delivery of the Escrow Amount. As further payment of the Purchase Price (as adjusted pursuant to Section 2.3), at the Florida Second Closing and the Georgia Second Closing as provided below, FDN and Holding shall, by joint written instructions to the Escrow Agent in accordance with the Escrow Agreement, cause the Escrow Agent to wire transfer to an account designated by the Seller Companies an aggregate amount (the "Second Closing Payment") equal to the Escrow Amount plus the Deposit minus (A) $1,325,000 (the "Indemnity Escrow") and minus (B) if the amount of any adjustments to the Purchase Price contemplated by Section 2.3(b) of this Agreement remains in dispute or is otherwise not finalized as of the first to occur of the Florida Second Closing and the Georgia Second Closing, $3,600,000 (together with earnings thereon after the first Second Closing to occur, the "Purchase Price Holdback Escrow"), as follows:

                     (A) Sixty percent (60%) of the Second Closing Payment shall be so delivered to the Seller Companies upon the occurrence of the Florida Second Closing; and

                     (B) Forty percent (40%) of the Second Closing Payment shall be so delivered to the Seller Companies upon the occurrence of the Georgia Second Closing.

The Purchase Price Holdback Escrow and the Indemnity Escrow shall continue to be held by the Escrow Agent in accordance with the Escrow Agreement and shall be disbursed by the Escrow Agent in accordance with Section 8.6 of this Agreement.

                 (ii) Instruments and Certificates. At the applicable Second Closing, upon satisfaction or waiver of the conditions set forth in Section 7.2(a), the Purchasers shall deliver, or cause to be delivered, to the Seller Companies substantially the same instruments, certificates and other documents that the Purchasers are required under Section 3.1(b) above to deliver to the Seller Companies at the First Closing with respect to the Florida Purchased Assets and the Georgia Purchased Assets, as the case may be, that are not Regulated Assets, provided that such instruments, certificates and other documents shall pertain to the Regulated Assets being transferred at the Florida Second Closing or the Georgia Second Closing, as the case may be, and shall be modified as necessary or appropriate to reflect the provisions of this Section 3.2, Section 7.2 and Section 2.1(d).

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF THE SELLER COMPANIES

As a material inducement to the Purchasers to enter into this Agreement and purchase the Purchased Assets hereunder, the Seller Companies hereby jointly and severally represent and warrant to the Purchasers as follows:

         4.1 Organization. Each Seller Company is a corporation duly organized, validly existing and in good standing (other than in the case of Communications, which shall be in good standing as of January 20, 2003) under the Laws of the jurisdiction of its incorporation, with all requisite organizational authority to own, operate or lease the Purchased Assets as now owned, operated or leased by it, and to conduct the business as presently conducted by it and as presently proposed to be conducted by it. The Seller Companies have furnished to the Purchasers true and complete copies of the Certificate of Incorporation, bylaws and other governance documents of each Seller Company, each as amended and in effect as of the date hereof.

         4.2 Authority. Each Seller Company has all requisite corporate power and authority to enter into and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Company of this Agreement and the Operative Agreements to which it is a party, the performance by each Seller Company of its obligations hereunder and thereunder and the consummation by each Seller Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller Company. This Agreement has been duly executed and delivered by each Seller Company. Assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by the Purchasers, this Agreement constitutes, and each of the Operative Agreements to which each Seller Company is a party when so executed and delivered will constitute, a legal, valid and binding obligation of each Seller Company enforceable against it in accordance with its terms.

         4.3 No Violation; Third Party Consents. The execution and delivery by each Seller Company of this Agreement and the Operative Agreements to which it is a party, the performance by each Seller Company of its obligations hereunder and thereunder and the consummation by each Seller Company of the transactions contemplated hereby and thereby will not conflict with or violate, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any obligation or loss of any benefit under, result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets pursuant to, or require it to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms and provisions of (a) the Certificate of Incorporation, bylaws or other organizational or governance documents of any Seller Company, (b) any Contract to which any Seller Company is a party or by which any of the Purchased Assets are bound or (c) any Law applicable to any Seller Company or any of the Purchased Assets, or any Governmental Order issued by a

Governmental Authority by which any Seller Company or any of the Purchased Assets is in any way bound or obligated, other than (i) filings with and approvals or consents of the FCC as required under the Communications Act as listed and described on Schedule 4.3 and (ii) filings with and approvals or consents of any PUC or similar regulatory body as required by applicable Laws, in each case as listed and described on Schedule 4.3 (the consents or approvals described in clauses (i) and (ii), collectively, the "Regulatory Consents").

         4.4 Government Permits and Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of any Seller Company in connection with the execution and delivery by such Seller Company of this Agreement and the Operative Agreements to which it is a party, the performance by each Seller Company of its obligations hereunder and thereunder and the consummation by each Seller Company of the transactions contemplated hereby and thereby, except (i) as set forth in Schedule 4.4 or (ii) as may be necessary as a result of any facts or circumstances relating solely to the Purchasers or any of their Affiliates.

         4.5 Equipment and Tangible Property. Schedule 2.1(a)(i) contains a list of all equipment and tangible personal property (except for non-capitalized leased equipment) of the Seller Companies included in the Purchased Assets that, individually, has a net book value or fair market value in excess of $3,000.00 All such property is in good operating condition and repair, normal wear and tear excepted. The Seller Companies' switches are (x) fully installed, (y) interconnected to the incumbent telephone company's local network and (z) capable of carrying commercial traffic. The Seller Companies' collocation sites possess all of the necessary equipment to carry commercial traffic and are linked, directly or indirectly, via leased or owned transmission cable to a switch owned by a Seller Company.

         4.6 Intellectual Property and Proprietary Rights.

             (a) Schedule 2.1(a)(vii) contains a complete and accurate list of each category of Intellectual Property of the Seller Companies included in the Purchased Assets. There is no reasonably foreseeable or, to the Knowledge of the Seller Companies, threatened loss of any Assigned IP. The Seller Companies have taken commercially reasonable and appropriate actions to maintain and protect the Assigned IP. The consummation of the transactions contemplated hereby shall not result in the expiration or loss of any material Assigned IP.

             (b) The Seller Companies have good and marketable title to, or valid and continuing licenses to use, all Proprietary Rights and other intangible assets used in their operation of the Business. The Seller Companies will assign as of the First Closing such ownership of, or such rights by license or other agreement to use, all of the Assigned IP as is necessary to permit the Purchaser to conduct the Business as currently conducted. None of the Assigned IP is subject to any Encumbrances.

             (c) The Business and the Purchased Assets do not infringe upon the Proprietary Rights or other rights or interests of any Person and there are no present or, to the Knowledge of the Seller Companies, threatened infringements relating to the Intellectual Property and the Intangible Assets by any Person. Except as set forth in Schedule 4.6, there are no pending or, to the Knowledge of the Seller Companies, threatened Actions by any Person against the Seller Companies relating to their use of any Intellectual Property. Except as listed on Schedule 4.6, to the Knowledge of the Seller Companies, no Person has or is currently infringing or diluting any of the Seller Companies' rights in or to the Assigned IP. Except as set forth on
Schedule 4.6, none of the Marks included in the Purchased Assets has been abandoned and none of the Marks included in the Purchased Assets, nor any copyright included in the Purchased Assets is subject to any outstanding order, decree, judgment, stipulation, injunction, written restriction or agreement restricting the scope of use thereof, in any case which would reasonably be expected to have a Material Adverse Effect. Each of the registered Marks and copyrights set forth on Schedule 4.6 has been duly registered and such registrations remain in full force and effect. Except as set forth on Schedule 4.6, to the Knowledge of the Seller Companies, there are no material infringing or diluting uses of the Marks. Except as set forth on Schedule 4.6, the Seller Companies have not granted any license (other than such licenses and permissions for one-time or limited use granted in the ordinary course of business) to any Person to use any of the Marks.

         4.7 Contracts.

             (a) Schedule 4.7(a) contains a list of the following Contracts of the Seller Companies which relate to the Business (each, a "Material Business Contract" and, collectively, the "Material Business Contracts"):

                 (i) interconnection agreements;

                 (ii) agency or representation agreements;

                 (iii) Contracts relating to any Customer Account;

                 (iv) Real Property Leases;

                 (v) capital or operating leases or conditional sales agreements relating to any Purchased Assets, in each case involving annual payments in excess of $1,000;

                 (vi) Contracts with any Person which purport to restrict the business activities of any Seller Company or use of information in the Business in any location, including without limitation any covenant not to compete or any Contracts imposing exclusive dealing obligations;

                 (vii) employment, collective bargaining, severance, stay bonuses, retention, consulting, employee benefit and similar plans and agreements;

                 (viii) Contracts under which any Seller Company is obligated to indemnify or hold harmless, or entitled to indemnification from, any other Person, or agreements under which any Seller Company is obligated to pay liquidated damages;

                 (ix) Contracts between any Seller Company and any stockholder, director, officer or employee or other Affiliate of any Seller Company nor its Affiliates relating to the Business or the Purchased Assets;

                 (x) marketing, agency, advertising, sales representative, broker, subscription, list management, printing, distribution, fulfillment or similar Contracts that require the expenditure of, or involve the receipt of, more than $1,000 in any consecutive twelve month period after the date hereof;

                 (xi) Contracts under which the amount payable by any Seller Company is dependent on the revenues or income or similar measure of the Business, or in which any Seller Company is obligated to pay royalties, commissions or similar payments to any person or entity;

                 (xii) pledges, security agreements, sale/leaseback arrangements and equipment leases;

                 (xiii) license and other similar arrangements in which any Seller Company is either licensee or licensor with respect to any Proprietary Rights or any databases;

                 (xiv) Contracts to which any Seller Company is a party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing, in each case relating to the Business or the Purchased Assets;

                 (xv) joint venture, partnership or similar agreements;

                 (xvi) any Contracts relating to the lease or rental of any data, information or lists, whether any Seller Company is the provider or consumer of such information;

                 (xvii) any settlement agreements pursuant to which any Seller Company is entitled to future payments (whether lump sum or by installment), in each case relating to the Business or the Purchased Assets;

                 (xviii) any other Contracts, instruments, commitments, plans or arrangements of any Seller Company involving in excess of $1,000 per annum; and

                 (xix) to the extent not covered above, any other Contract material to any Seller Company with respect to the Business.

             Schedule 4.7(a) includes with respect to each Material Business Contract (other than as provided in Section 2.1(g) and other than Contracts that do not relate primarily to the Business) and all Assumed Contract the correct names of the parties, the date thereof, and its title or other general description. The Seller Companies have furnished to the Purchasers true and correct copies of all Material Business Contracts (other than as provided in Section 2.1(g) and other than Contracts that do not relate primarily to the Business) and all Assumed Contracts (or written summaries of all material terms, in the case of Material Business Contracts or Assumed Contracts which are oral) and all amendments, modifications or waivers thereto and any further information that the Purchasers have reasonably requested in connection therewith.

             (b) Except as set forth in Schedule 4.7(b), as of the date hereof,
(i) each Contract identified by the Purchasers as an Assumed Contract and set forth on Schedule 2.1(a)(v) hereto represents a valid, binding and enforceable obligation of the Seller Company that is a party thereto in accordance with the respective terms thereof and, to the Knowledge of the Seller Companies, represents a valid, binding and enforceable obligation of each of the other parties thereto, (ii) there have been no amendments, modifications or supplemental arrangements to or in respect of any Assumed Contract, except as identified on Schedule 4.7(a) and provided to the Purchasers and (iii) to the Knowledge of the Seller Companies, there is no event which has occurred or existing condition (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which constitutes or which, with notice, the happening of an event and/or the passage of time, would constitute a default or breach under any Assumed Contract by any Seller Company or Predecessor In Interest or would cause the acceleration of any obligation of any Seller Company, give rise to any right of termination or cancellation by any party other than any Seller Company or Predecessor In Interest or cause the creation of any Encumbrance on any of the Purchased Assets. There is no provision in any switched access agreement to which a Seller Company is a party and which relates to the Business that would prohibit the Purchasers from changing the switched access rates charged to customers thereunder after the Customer Access Lines and Customer Accounts are transferred to the Purchasers as contemplated by this Agreement.

         4.8 Permits.

             (a) The Seller Companies hold or possess all Permits that are required by applicable Law in connection with the ownership of the Purchased Assets and the operation of the Business.

             (b) Schedule 4.8 sets forth all of the Permits issued by the FCC or any PUC with respect to the Business. The Business has been operated in accordance with the terms of such Permits. There are no Actions pending with respect to the Purchased Assets or the Business or, to any Seller Company's Knowledge, threatened with respect to Seller Company's ownership or operation of any such Permit which reasonably may be expected to result in the revocation, material adverse modification, nonrenewal, or suspension of any such Permit, the denial of any pending applications for any such Permit with respect to the Purchased Assets and the operation of the Business, the issuance against any Seller Company of any cease and desist order with respect to the Purchased Assets and the operation of the Business, or the imposition of any administrative actions (which shall include the proposed assessment of any fines or penalties) by the FCC or PUC against any Seller Company which could adversely affect the Business' ability to operate as currently operated after each of the First Closing Date and the Second Closing Date.

             (c) Each Permit with respect to the Purchased Assets or the Business held by any Seller Company (i) is valid and currently in effect, (ii) is free from conditions (except for conditions typically associated with such authorizations), (iii) has been issued by the FCC or any PUC to the holder thereof, (iv) authorizes the holder thereof to offer telecommunications services, and (v) is unimpaired by any acts or omissions of any Seller Company or any of their officers, employees or agents. There are no conditions to the continued effectiveness of the Permits that require action on the part of any Seller Company on or prior to the date hereof that have not been satisfied by any Seller Company. No Seller Company is in violation in any material respect of any term or condition of any such Permit.

             (d) No application or Action for the renewal or modification of any Permit is required and, to any Seller Company's knowledge, there is not now before the FCC or PUC any investigation, proceeding, notice of violation, order of forfeiture or complaint against the Company or any Subsidiary relating to such Permits.

             (e) To each Seller Company's Knowledge,

                 (i) each pending application for a new authorization or a modification to an authorization (each a "Pending Application") with respect to the Purchased Assets or the Business was timely filed with the FCC or PUC on the appropriate form (if required), has been certified by the applicant in compliance with applicable requirements and has been accepted for filing by the FCC or any PUC;

                 (ii) no such Pending Application has been dismissed, denied or returned by the FCC or PUC; and

                 (iii) there are no pending or threatened petitions to deny, informal objections, comments, petitions for reconsideration, petitions for review, waiver requests or other similar filings relating to such Pending Applications.

         4.9 Business Employees.

             (a) Schedule 4.9(a) lists all employees of the Seller Companies or any Affiliate who is engaged in the conduct of the Business (each a "Business Employee" and collectively, the "Business Employees"), including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, short-term disability or long-term disability, and indicating the date and location of employment, current title, compensation and other benefits accrued as of a recent date. The information set forth on
Schedule 4.9(a) is accurate and complete and identical in all material respects as the information previously provided to the Purchasers for purposes of completing Schedule 6.7.

             (b) Except as set forth on Schedule 4.9(b), there are presently no, and during the past five years there have not been any, union or collective bargaining agreements relating to any Business Employees with respect to their employment by the Seller Companies or any Predecessor In Interest.

             (c) Except as set forth in Schedule 4.9(c), as of the date hereof,
(i) no Business Employees are represented by a labor organization, (ii) there are no existing, pending or threatened strikes, work stoppages or lockouts related to the Business Employees, (iii) there are no union organizational campaigns in progress with respect to the Business Employees or any questions concerning representation with respect to such Business Employees and (iv) there are no unfair labor practice charges or complaints pending against the Seller Companies or any Predecessor In Interest with the National Labor Relations Board.

         4.10 Employee Benefit Plans.

             (a) Schedule 4.10(a) contains a true and complete list of all Benefit Plans. The Seller Companies have delivered to the Purchaser a copy of each Benefit Plan, a summary plan description for each Benefit Plan, the most recent Form 5500 filed with the IRS with respect to each Benefit Plan and each trust agreement, group annuity contract or other funding or financing vehicle relating to any Benefit Plan (or if unwritten, a reasonably detailed description of such Benefit Plan).

             (b) No Benefit Plan is subject to Title IV of ERISA (including any multiemployer plan within the meaning of Sections 3(37) and 4001(a)(3) of ERISA) or 302 of ERISA or the minimum funding rules of Section 412 of the Code or any multiple employer plan within the meaning of Section 4063 and 4064 of ERISA or
Section 413(c) of the Code, and neither the Seller Companies nor any Affiliate of the Seller Companies has ever contributed to, sponsored or maintained, or ever been obligated to sponsor, maintain or contribute to, any such plan. Seller has not incurred, and does not reasonably expect to incur, any material liability under Title IV of ERISA.

             (c) Except as set forth on Schedule 4.10(c), the execution of this Agreement and consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Person to any bonus, severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Person.

             (d) Each Benefit Plan has been established and administered in material compliance with its terms and the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations.

         4.11 Financial Statements. Set forth on Schedule 4.11(a) are the audited consolidated balance sheet and related audited combined statements of income and retained earnings and of cash flows of the Seller Companies for each of the fiscal years ended December 31, 2000 and December 31, 2001, together with the report thereon of Arthur Andersen LLP (the "Year-End Statements"), and the unaudited combined balance sheet for the Seller Companies as at November 30, 2002 (the "Balance Sheet") and related combined statement of income and retained earnings for the period then ended and the unaudited income statements for the Business for the months of August, September, October and November, 2002 and for the period of January 1, 2002 through November 30, 2002 (collectively, the "Interim Statements" and, collectively with Year-End Statements and the Balance Sheet, the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents the consolidated financial condition of the Seller Companies as of such dates and the results of the operations of the Seller Companies and the Business, as applicable, for the periods specified; provided, however, that the Interim Statements are subject to normal year-end adjustments, none of which would, to the Knowledge of the Seller Companies, alone or in the aggregate, be material. With respect to those Interim Statements relating to the Business, the amounts set forth in the various line items are accurately categorized in all material respects except as specified on Schedule 4.11(b), it being acknowledged by the Seller Companies that the Purchasers have relied upon the accuracy of such Interim Statements (including the various line items thereof) in entering into this Agreement and in agreeing to be responsible for expenses of the Business pursuant to the Management Agreement.

         4.12 Real Property.

             (a) Owned Real Property. The only Owned Real Property is the property described on Schedule 2.1(a)(xviii) hereto. With respect to the Owned Real Property:

                 (i) the owner identified on Schedule 4.12(a) has good title to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restrictions, except Permitted Encumbrances and those encumbrances listed on Schedule 4.20 which will be removed prior to the transfer of such real property hereunder;

                 (ii) there are no pending or, to the Knowledge of the Seller Companies, threatened, condemnation, expropriation, or other eminent domain proceedings, lawsuits or administrative actions relating to the Owned Real Property or other matters adversely affecting the current use, occupancy or value thereof;

                 (iii) the legal description for the parcel contained in the deed describes such parcel fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                 (iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations;

                 (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of Owned Real Property, other than tenants under any leases disclosed on Schedule 4.12(a) who are in possession of space to which they are entitled;

                 (vi) there are no outstanding options or rights of first refusal to purchase the parcel of Owned Real Property, or any portion thereof or interest therein;

                 (vii) there are no parties (other than the Seller Companies) in possession of the parcel of Owned Real Property, other than tenants under any leases disclosed in Schedule 4.12(a) who are in possession of space to which they are entitled;

                 (viii) all facilities located on the parcel of Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of Owned Real Property; and

                 (ix) the Owned Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

             (b) Leased Real Property. Schedule 4.12(b) sets forth each interest in Leased Real Property. True and correct copies of each Real Property Lease listed in Schedule 4.12(b) and all amendments thereto have been delivered to the Purchasers. With respect to the Leased Real Property: (i) the Seller Company is the sole tenant for the space leased, does not share any space with or sublet any space to any other Person and enjoys peaceful and quiet possession of the Leased Real Property; (ii) each Real Property Lease listed on the Schedule 4.12(b) is legal, valid, binding, enforceable on the Seller Company that is a party to such Real Property Lease and on the other party thereto, and is in full force and effect; (iii) no Seller Company is in default under any such Real Property Lease nor has been informed that the lessor under any of such lease has taken action or threatened to terminate the lease before the expiration date specified in the lease; (iv) each parcel is free and clear of Encumbrances except Permitted Encumbrances; (v) all facilities have received all approvals of Governmental Authorities (including Licenses) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws; (vi) all facilities located on such Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such Leased Real Property; (vii) such Leased Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel, and access to the Leased Real Property is provided by paved public right-of-way with adequate curb cuts available; (viii) except as set forth on the Schedule 4.12(b), no Person has leased or otherwise granted to any Person the right to use or occupy such Leased Real Property; and (ix) except as set forth on the Schedule 4.12(b), there are no outstanding options, rights of first offer, rights of first refusal or Contracts to purchase such Leased Real Property or any portion thereof.

         4.13 Litigation; Governmental Orders.

             (a) Except as set forth in Schedule 4.13, there are no pending or, to the Knowledge of the Seller Companies, threatened, Actions by any Person or Governmental Authority against, relating to or otherwise affecting any Seller Company (with respect to the Purchased Assets or the Business) or the Business or to which any of the Purchased Assets are subject, and there is no reasonable basis for any such Action.

             (b) Except as set forth in Schedule 4.13, no Seller Company, any Predecessor In Interest is subject to or bound by any Governmental Order with respect to the Purchased Assets or the Business.

         4.14 Compliance with Laws. The Business has been conducted in compliance with all applicable Laws and all Governmental Orders applicable to it, except for such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.14, each Seller Company is in compliance with, and has not received any claim or notice that it is not in compliance with, each Law or Governmental Order applicable to the Business. Without limiting the generality of the foregoing, with respect to the Business each Seller Company is in compliance with all applicable FCC and state regulatory agency rules, including but not limited to, tariffing requirements, reporting requirements, universal service requirements and telecommunications relay service, number portability, North American Number Plan Administrator, funding and reporting obligations. There are no proceedings pending, or to the Seller Companies' Knowledge, threatened, before the FCC or any state regulatory agency directed specifically at any Seller Company (with respect to the Business or the Purchased Assets), the Purchased Assets or, in the case of matters of general applicability to the telecommunications industry, in which any Seller Company (with respect to the Business) or the Business is identified for possible disparate treatment or whose outcome may have a disparate impact on the Business.

         4.15 Environmental Matters. Except as disclosed on Schedule 4.15:

             (a) each Seller Company's use of the Leased Real Property and occupancy and operation thereof and the conduct of each Seller Company's operations are in compliance in all material respects with all Environmental Laws applicable to the Business as presently conducted;

             (b) each Seller Company holds and is in compliance in all material respects with all Licenses required under Environmental Laws applicable to the conduct of the Business as presently conducted;

             (c) no Seller Company has received any written notice of any Action by any Person or Governmental Authority alleging a violation of or Liability under any Environmental Law arising from the conduct of the Business;

             (d) during such time that the Seller Companies have leased or owned any Leased Real Property or any Owned Real Property, there has been no Release of any quantities or concentrations of Hazardous Substance at, on or under any Leased Real Property or Owned Real Property that is in material violation of any Environmental Law and, to the Seller Companies' Knowledge, prior to the time that the Seller Companies owned or leased any Leased Real Property or Owned Real Property, there were no such Releases; and

             (e) no Seller Company or Predecessor In Interest has transported or arranged for the treatment, storage, or disposal of any quantities or concentrations of Hazardous Substances to any off-site location in connection with the Business that has resulted in a material Liability to any Seller Company under applicable Environmental Laws.

         4.16 Insurance. The Seller Companies maintain insurance in respect of the Purchased Assets of the Seller Companies and the Business, covering such risks, in such amounts, with such terms and with such insurers as the Seller Companies have determined is appropriate in light of the Business and consistent with industry practice (such insurance, the "Business Insurance Policies"). Schedule 4.16 contains a list and brief description of all Business Insurance Policies or binders of insurance held by or on behalf of any Seller Company (in each case specifying the insurer, the amount of coverage, and the type of insurance). All premiums due under the Business Insurance Policies have been paid and all of the Business Insurance Policies are in full force and effect. All liability insurance policies are on an "occurrence" basis. The Business Insurance Policies are in amounts adequate to cover losses on physical assets, and in amounts sufficient to avoid the operation of any coinsurance provision. No Seller Company is in default with respect to any material provision contained in any such Business Insurance Policy held by or on behalf of any Seller Company. No Seller Company has received any notice of cancellation or non-renewal of, or proposed material increase in the premiums payable for coverage under, any such Business Insurance Policy. There are no outstanding surety or performance bonds with respect to the Business.

         4.17 Transactions with Affiliates. Except as set forth in Schedule 4.17, no stockholder, officer, director or employee of any Seller Company or any of its Affiliates, or any immediate family member of any of the foregoing, (a) has borrowed money from, or loaned money to, the Business which remains outstanding, (b) has any interest in any of the Purchased Assets, (c) with respect to the Business, provides any services to any Seller Company or purchases or sells any property to, or (d) is a party with a Seller Company to any Assumed Contract.

         4.18 Taxes.

             (a) Except as would not have a Material Adverse Effect, the Seller Companies have filed or will have filed on a timely basis all Tax Returns in connection with any federal, state or local Tax with respect to the Business required to be filed by them prior to the First Closing, and each Seller Company has or will have timely paid all material Taxes due and payable by them for all periods ending on or prior to the First Closing.

             (b) There are, and will not be at Closing, any Encumbrances on the Purchased Assets with respect to Taxes, other than Permitted Encumbrances.

             (c) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Internal Revenue Code Section 280G or that will not be fully deductible under Internal Revenue Code Section 162(m).

             (d) To the Knowledge of the Seller Companies there is no action, suit, proceeding, audit, investigation or claim now pending or threatened regarding any material Taxes or any material Tax Return of the Seller Companies by any Governmental Authority, and no examination of any material Tax Return of the Seller Companies is currently in progress.

         4.19 Absence of Certain Changes or Events. Except as set forth on
Schedule 4.19, since September 30, 2002, each Seller Company and each Predecessor In Interest has operated the Business only in the usual and ordinary course consistent with past practice, there has not occurred any event, circumstance or condition which has had or which would reasonably be expected to have a Material Adverse Effect and no Seller Company or Predecessor In Interest has (or has committed to) with respect to the Business or the Purchased Assets
(a) suffered any
damage, destruction or casualty loss, whether covered by insurance or not, which individually or in the aggregate exceeds $25,000, (b) sold, transferred, leased, assigned or otherwise disposed of assets other than sales of Inventory in the ordinary course of business consistent with past practice, (c) except as expressly contemplated by this Agreement, entered into any Contract or transaction (including, any borrowing or capital financing) by any Seller Company or Predecessor In Interest which is material to the Business or operations of the Purchased Assets, except Contracts or transactions in the ordinary course of business consistent with past practices, (d) made any increase in the base compensation, bonuses, benefits or paid vacation time allowed or made any other change in employment terms, for any Business Employees, except for normal periodic increases in base compensation for employees and officers made pursuant to established compensation policies of Seller Companies or Predecessors In Interest applied on a basis consistent with that of prior years; (e) adopted, amended, modified or terminated any Plan, Contract or commitment for the benefit of any Business Employees; (f) entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing Contract or agreement; (g) suffered any material change in the business relationship with any of its material customers, distributors or suppliers of the Business; (h) made any commitments for capital expenditures, additions or improvements of the Purchased Assets, except those which do not exceed $20,000 in the aggregate; (i) made any material change in its cash management practices or in any method of accounting procedures or practices; (j) mortgaged or pledged any of its properties or assets, tangible or intangible, or subjected them to any Encumbrance, except Permitted Encumbrances; (k) made any loan to, or entered into any other transaction or Contract with, any of its equity holders, directors, officers, employees and consultants; (l) disposed of or permitted to lapse any rights to the use of any material Intellectual Property owned by or licensed to it with respect to the Business; (m) made any capital investment in, any loan to or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions); (n) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any Liability or capitalized lease obligation; (o) discharged or satisfied any Encumbrance or paid any Liability, other than current liabilities paid in the ordinary course of business; (p) delayed or postponed the payment of any accounts payable or commissions or any other Liability or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions or any other Liability or accelerated the collection of (or discounted) any accounts or notes receivable with respect to the Business; or (q) taken any action that would have been prohibited under Section 6.1 of this Agreement had this Agreement been in effect.

         4.20 Sufficiency of Assets; Encumbrances. Except as expressly set forth on Schedule 2.1(b)(i), the Purchased Assets include all assets primarily used in or necessary for the current conduct of the Business (in the manner operated during the 12-month period preceding the date of the Agreement) and are sufficient to conduct the operations of the Business as currently conducted (including an amount of Customer Premise T-1 IAD equipment sufficient to fulfill the current backlog of sales orders as of the date hereof and other reasonable levels of Inventory). Each Seller Company has good and marketable title to or a valid leasehold or license interest in each item of personal property used by it in the Business and included in the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances and other than the other Encumbrances listed on Schedule 4.20. The delivery to the Purchasers of the instruments of transfer of ownership contemplated by this Agreement will, upon such delivery, vest good and marketable title to or a valid leasehold or license interest in the Purchased Assets in the

Purchasers, free and clear of any Encumbrances, other than Permitted Encumbrances. Without limiting the foregoing, (i) one or more Seller Companies owns all Purchased Assets and is a party to each Assumed Contract, (ii) no Affiliate of any Seller Company (other than another Seller Company) has any rights in any Purchased Assets or any rights under any Assumed Contract, and
(iii) except as disclosed on Schedule 4.17, no assets used in the Business are owned by any Affiliates of the Seller Companies.

         4.21 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller Companies directly with the Purchasers without the intervention of any Person on behalf of the Seller Companies in such manner as to give rise to any valid claim by any Person against the Purchasers for a finder's fee, brokerage commission or similar payment.

         4.22 Inventory. The Inventory is, and will be on the First Closing Date, at a normal and customary level based on each Seller Company's past practice, is in quantity and quality useable or saleable in the ordinary course of business, and the amount of such Inventory is sufficient to conduct the Business consistent with the past practices of the Seller Companies. To the Knowledge of the Seller Companies, there is no adverse condition affecting or likely to affect the supply of materials available to the Purchasers with respect to the Business.

         4.23 Accounts Receivable. The Seller Companies have no reason to believe that the accounts receivable included in the computation of the Final Purchase Price (net of any reserves reflected therein) are not enforceable or are subject to any set-off or counterclaims that could be reasonably expected to materially affect the collectibility of the aggregate amount of such accounts receivable, it being understood that the Seller Companies are not warranting that any such accounts receivable will, in fact, be collected.

         4.24 Absence of Undisclosed Liabilities. The Seller Companies have no material Liabilities, including any Liability for Taxes (and there is no basis for any present or future Action for the same), except (i) for such Liabilities which are set forth on the face of the Balance Sheet (rather than in any notes thereto), (ii) for such Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business in accordance with this Agreement, including Section 6.1 (none of which result from, arise out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of Law, or which individually or in the aggregate has had a Material Adverse Effect) and (iii) as specifically disclosed on the Schedule 4.24, which Liabilities will be released by the First Closing.

         4.25 Books and Records. All books, records, bills and accounting, internal and audit records relating to the Business included in the Purchased Assets were prepared in the ordinary course of business and consistent with the Seller Companies' normal practice and are accurate in all material respects.

         4.26 Customers and Suppliers. Schedule 4.26 sets forth a true and complete list of all suppliers of any Seller Company with respect to the Business who supplied goods or services to any Seller Company in an amount in excess of $15,000 during the twelve-month period ended December 31, 2001 and in excess of $15,000 during the period from January 1, 2002 through

November 30, 2002. Also attached to Schedule 4.26 is a true and complete list of all customers of the Business (i) as of December 31, 2001 and (ii) as of November 30, 2002 (the "November Customer List"). Schedule 4.26 shall be supplemented by the Seller Companies at the First Closing by attaching to such schedule a list of the customers of the Business as of the Business Day immediately prior to the First Closing Date (the "Closing Date Customer List"). Except as set forth on Schedule 4.26, the relationship of the applicable Seller Company with each customer set forth on both the Closing Date Customer List and the November Customer List and each supplier listed on any Schedule is a good commercial working relationship. Since January 1, 2002, no supplier listed on
Schedule 4.26 has canceled or otherwise terminated, or, to the Knowledge of the Seller Companies, has threatened, to cancel or otherwise terminate, its relationship with any Seller Company or has decreased materially, or to the Knowledge of the Seller Companies, threatened to decrease materially, its provision of services, supplies or materials to any Seller Company.

         4.27 Fiber Network. Schedule 4.27 sets forth a map of fiber network used or useful in the conduct of the Business that is either owned, leased or swapped by the Seller Companies or their Affiliates.

         4.28 Public Filings. Except as set forth in Schedule 4.28, Holding has filed all required Company SEC Reports. None of Holding's Subsidiaries is required to file any form, report or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Holding and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. Since January 1, 2000 there has been no material change in Holding's accounting methods or principles except as described in the notes to the consolidated financial statements of Holding contained in the Company SEC Reports. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

         4.29 Tariffs. All tariffs on file with the State of Florida and the State of Georgia accurately represent the terms and conditions of sale of services to the customers of the Business.

         4.30 No Material Misstatements or Omissions. Neither this Agreement, the Schedules or Exhibits hereto, nor any certificate or document furnished by any Seller Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading. All documents and records provided by any Seller Company to the Purchasers were maintained in the ordinary course of business. There is no fact of which any Seller Company has Knowledge that has not been disclosed to the Purchasers in writing that would have a Material Adverse Effect.

                                   ARTICLE V
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby severally and not jointly with any other Purchaser represents and warrants to the Seller Companies with respect to itself as follows:

         5.1 Organization. Such Purchaser is a corporation, validly existing and in good standing under the Laws of Delaware is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it as the operation of its business makes such licensing or qualification necessary.

         5.2 Authority. Such Purchaser has all requisite corporate power and authority to enter into and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby and to assume and perform the Assumed Liabilities. The execution and delivery by such Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by such Purchaser of its obligations hereunder and thereunder, the consummation by such Purchaser of the transactions contemplated hereby and thereby and the assumption and performance of the Assumed Liabilities have been duly authorized by all necessary corporate action on the part of such Purchaser. This Agreement has been, and the Operative Agreements to which such Purchaser is a party shall be, duly executed and delivered by such Purchaser. Assuming the due authorization, execution and delivery of this Agreement and the Operative Agreements by the other parties hereto and thereto, this Agreement constitutes, and each of the Operative Agreements to which such Purchaser is a party when so executed and delivered will constitute, a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

         5.3 No Violation; Third Party Consents. Assuming that all consents, waivers, approvals, orders and authorizations set forth in Schedule 5.4 or otherwise required of the Seller Companies under applicable Law or Contracts have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth in Schedule
5.4 have been made, and except as set forth in Schedule 5.3, the execution and delivery by such Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by such Purchaser of its obligations hereunder and thereunder, the consummation by such Purchaser of the transactions contemplated hereby and thereby and the assumption and performance of the Assumed Liabilities will not conflict with or violate, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any obligation or loss of any benefit under, result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets or properties of such Purchaser pursuant to, or require such Purchaser to obtain any consent, waiver, approval or action of, make any filing with, or give any notice to any Person as a result or under, the terms or provisions of (a) the organizational documents of such Purchaser, (b) any Contract to which such

Purchaser is a party or is bound or (c) any Law applicable to the Purchaser or any Governmental Order issued by a Governmental Authority by which the Purchaser is in any way bound or obligated, except, in the case of clauses (b) and (c) of this Section 5.3, as would not have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement and the Operative Agreements to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby and other than (i) filings with and approvals of the FCC as required under the Communications Act and as listed and described on Schedule 5.3 and
(ii) filings with and approvals of PUC or similar regulatory body as required by applicable Laws, in each case as listed and described on Schedule 5.3.

         5.4 Governmental Consents. No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of such Purchaser in connection with the execution and delivery by such Purchaser of this Agreement and the Operative Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder, the consummation by such Purchaser of the transactions contemplated hereby and thereby and the assumption and performance of the Assumed Liabilities, except
(a) as set forth in Schedule 5.4 and (b) where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not have a material adverse effect on the ability of such Purchasers to perform its obligations under this Agreement and the Operative Agreements to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

         5.5 Litigation. There are no pending or, to the knowledge of such Purchaser, threatened Actions by any Person or Governmental Authority against or relating to such Purchaser (or any Affiliate of such Purchaser) or by which the Purchaser or its assets or properties are or may be bound which, if adversely determined, would have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement and the Operative Agreements to which it is a party, to assume and perform the Assumed Liabilities or to consummate on a timely basis the transactions contemplated hereby or thereby.

         5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

         6.1 Conduct of Business.

             (a) Required Conduct. At all times during the period commencing upon the date hereof and terminating upon the latest to occur of the Florida Second Closing and the Georgia Second Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 9.1, except to the extent the Purchasers shall otherwise consent in writing or shall take actions at variance pursuant to the Management Agreement, the Seller Companies shall conduct the operations of the Business and operate the Purchased Assets in the ordinary course of business and consistent with its past practices. Without limiting the foregoing, each Seller Company shall, pursuant and subject to the terms of the Management Agreement, prior to the First Closing or the applicable Second Closing, as the case may be:

                 (i) use its reasonable best efforts to maintain the Purchased Assets and any other assets which the Seller Companies or their Affiliates will utilize to provide services to the Purchasers in accordance with the Management Agreement or under Section 2.7 of this Agreement in good operating condition and repair in accordance with past practices;

                 (ii) maintain its corporate existence;

                 (iii) use its reasonable best efforts to (w) preserve the organization of the Business intact, and (x) preserve intact the goodwill of the Business, (y) retain all Business Licenses, and (z) preserve the existing contracts, business and goodwill of the customers, suppliers, personnel and others having business relations with the Business;

                 (iv) use its reasonable best efforts to protect the Intellectual Property and Proprietary Rights included in the Purchased Assets or licensed to the Purchasers under Section 2.1(f) in a manner consistent with past practice;

                 (v) maintain the books, accounts and records of the Business in accordance with prior practice;

                 (vi) pursuant and subject to the Management Agreement, maintain in effect all Business Insurance Policies held by them or on their behalf relating to the Business or the Purchased Assets, naming the Purchasers as additional insureds thereunder;

                 (vii) use its best efforts pursuant and subject to the terms of this Agreement to obtain all consents from third parties which are required to consummate the transactions contemplated by this Agreement;

                 (viii) pursuant and subject to the Management Agreement, pay and discharge when due all Taxes, assessments and governmental charges (other than those contested in good faith by appropriate proceedings) imposed upon any of the Purchased Assets or the Business, or upon the income or profit therefrom;

                 (ix) pursuant and subject to the Management Agreement, perform all obligations under and comply in all respects with all Material Business Contracts and any other obligations under Contracts to be included as an Assumed Liability;

                 (x) pursuant and subject to the Management Agreement, comply in all respects with applicable Laws including, with respect to any conduct related to its employees;

                 (xi) pursuant and subject to the Management Agreement, pay all trade payables (other than those contested in good faith by appropriate proceedings) consistent with past practice;

                 (xii) notify the Purchasers in writing promptly after learning of (A) the institution of any material Action against any Seller Company in any court or before any governmental agency and upon receipt of any administrative or court order relating to the Purchased Assets and (B) any fact, event or condition that causes or could reasonably be likely to cause a Material Adverse Effect;

                 (xiii) pursuant and subject to the Management Agreement, continue in the ordinary course of business in accordance with past practice all marketing and promotions relating to the Business;

                 (xiv) pursuant and subject to the Management Agreement, continue in the ordinary course of business consistent with past practice to provide service delivery to customers of the Business, including without limitation providing new features to customers (at no cost to the Purchasers);

                 (xv) pursuant and subject to the Management Agreement, continue in the ordinary course of business consistent with past practice to bill customers and collect accounts receivables from customers; and

                 (xvi) pursuant and subject to the Management Agreement, use all commercially reasonable efforts to keep available the services of the Business Employees and all agents of the Business and provide prompt written notice to the Purchasers of any Business Employee who shall have given notice of his or her intention to terminate employment with the Seller Companies.

             (b) Prohibited Conduct. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement and except to the extent that the Purchasers shall take actions, or cause the Seller Companies or their Affiliates to take actions at variance with this Section 6.1(b) under the Management Agreement, prior to the First Closing Date, without the prior written consent of the Purchasers, with respect to the Business, no Seller Company shall:

                 (i) create, incur or assume any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person that could or would constitute an Assumed Liability, or subject any of the Purchased Assets to any Encumbrance other than Permitted Encumbrances;

                 (ii) increase the compensation, benefits or severance arrangements of the Business Employees, or pay or agree to pay any bonus or similar payment;

                 (iii) sell, transfer, or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any of the Purchased Assets other than sales, transfers or disposals of, or enter into agreements to sell, transfer or otherwise dispose of, Inventory in the ordinary course of business consistent with past practice;

                 (iv) enter into any agreement that would constitute an Assumed Contract or a Material Contract;

                 (v) amend, modify or terminate any Material Business Contract or Assumed Contract other than with the Purchasers' prior written approval;

                 (vi) terminate or suspend customers without the prior consent of the Purchasers;

                 (vii) modify its accounting and business policies, including with respect to its working capital procedures and its management of prepaid postage and customers' advance postage payments, other than in the ordinary course of business consistent with past practice;

                 (viii) terminate any Business Employee other than pursuant to the terms of the Management Agreement;

                 (ix) do any other act which would cause any representation or warranty of any Seller Company in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any representation or warranty from being untrue in any material respect at such time; or

                 (x) take any other action which would materially adversely affect or detract from the value of the Purchased Assets or the Business or would reasonably be expected to delay the First Closing or any Second Closing.

             (c) Conversion of Billing System. Pursuant to the Management Agreement, the Seller Companies shall cooperate with the Purchasers and use their reasonable best efforts to cause, as soon as practicable and in any event prior to the First Closing Date, the smooth, complete and successful migration of the Seller Companies' customers from the Seller Companies' billing system to the Purchasers' billing system.

         6.2 Access and Information. At all times during the period commencing upon the execution and delivery hereof by each of the Parties and terminating upon the later of (i) the last Second Closing (ii) the date on which the Final Purchase Price becomes final and binding on the Parties, and (iii) the termination of this Agreement pursuant to and in accordance with the terms of
Section 9.1, each Party shall permit the other Party and their authorized agents and representatives to have reasonable access at reasonable times to the Purchased Assets, the Seller Companies' employees, and all of the books, records and documents of or relating to the Business and the Purchased Assets, and shall furnish to the other Party such information and data, financial records and other documents in their possession relating to the Business and the Purchased Assets as the other Party may reasonably request. Each Party shall permit the other Party and their agents and representatives reasonable access to its accountants for reasonable consultation or verification of any information obtained by such Party during the course of any investigation conducted pursuant to this Section 6.2. No investigation or findings of any Party shall diminish or affect the representations and warranties of the other Party hereunder or relieve such Party of any obligation hereunder.

         6.3 Confidentiality.

             (a) From the date hereof and until two years after the latest to occur of the Florida Second Closing and the Georgia Second Closing (except for trade secrets relating to the

Business and any information regarding Customer Access Lines or Customer Accounts, with respect to which there shall be no expiration of the Seller Companies' obligations under this Section 6.3), the Seller Companies shall, and shall cause their Affiliates and their respective officers, directors, employees and advisors (collectively, the "Recipients") to, keep confidential any information relating to the Business, except for any such information that (i) is available to the public on the date hereof, (ii) thereafter becomes available to the public other than as a result of a disclosure by the Seller Companies or any of their respective Recipients, or (iii) after the last to occur of the Second Closings, is or becomes available to the Seller Companies or any of their respective Recipients on a non-confidential basis from a source that is not prohibited from disclosing such information to the Seller Companies or such Recipient by a legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 6.3 shall prohibit the Seller Companies from disclosing any information should the Seller Companies or any such Recipient be required, in the good faith determination of the Seller Companies, or their Recipient, at such Seller Company's or Recipient's sole discretion, to disclose any such information in response to a Governmental Order or as otherwise required by Law or administrative process; provided, that in any such case it shall inform the Purchasers in writing of such request or obligation as soon as possible after the Seller Companies determine or are informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Purchasers. If any Seller Company or such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

             (b) From the date hereof and until two years after the latest to occur of the Florida Second Closing and the Georgia Second Closing (except for trade secrets relating to the Seller Companies and any information regarding (x) customer access lines or (y) customer accounts, as the case may be, not purchased by the Purchasers pursuant to this Agreement, with respect to which there shall be no expiration of the Purchasers' obligations under this Section 6.3(b)), the Purchasers shall, and shall cause their Recipients to, keep confidential any information relating to the Seller Companies (other than with respect to the Business, the Purchased Assets or any Shared Assets) that has become available as a result of the diligence activities or negotiations involved in, and/or the execution of the transactions contemplated by, this Agreement and the Operative Agreements and the services provided hereto and thereto, including, but not limited to, confidential information made available to the Purchasers in the provision of Transitional Services pursuant to the Management Agreement and any and all CMS access granted to representatives of the Purchasers thereto, except for any such information that (i) is available to the public on the date hereof, (ii) thereafter becomes available to the public other than as a result of a disclosure by the Purchasers or any of their respective Recipients, or (iii) after the last to occur of the Second Closings, is or becomes available to the Purchasers or any of their respective Recipients on a non-confidential basis from a source that is not prohibited from disclosing such information to the Purchasers or such Recipient by a legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 6.3 shall prohibit the Purchasers from disclosing any information should the Purchasers or any such Recipient be required, in the good faith determination of the Purchasers, or their Recipient, at such Purchasers' or Recipient's sole discretion, to disclose any such information in response to a Governmental Order or as otherwise required by Law or administrative process; provided, that in any such case it shall inform the Seller Companies in writing of such request or obligation as soon as possible after the Purchasers determine or are informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Seller Companies. If any Purchaser or such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

         6.4 Further Actions.

             (a) Generally. Upon the terms and subject to the conditions set forth in this Agreement, the Seller Companies and the Purchasers shall each act in good faith and use their commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including: (i) obtaining all necessary Licenses, actions or nonactions, waivers, consents or approvals, authorizations, qualifications and other orders of any Governmental Authorities with competent jurisdiction over the transactions contemplated hereby, (ii) subject to Section 6.6(c) below, obtaining all necessary consents, approvals or waivers from third parties, including without limitation the Regulatory Consents, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby, and (iv) executing and delivering any additional instruments, certificates and other documents necessary or advisable to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

             (b) The Purchasers and Seller Companies hereby covenant and agree to use all commercially reasonable efforts to satisfy, or assist the other party in satisfying, the closing conditions applicable to the Parties in Article VII prior to the First Closing Date and each Second Closing Date.

         6.5 Publicity. The Seller Companies, on the one hand, and the Purchasers, on the other hand, shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither the Seller Companies nor the Purchasers shall issue or make, or allow to be issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other Party, such consent not to be unreasonably withheld, except as otherwise required by applicable Law, but in any event only after giving the other Party a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal requirements.

         6.6 Transaction Costs.

             (a) General Expenses and Professional Fees.

                 (i) Other than as expressly set forth in this Agreement, the Seller Companies shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that they incur in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

                 (ii) Other than as expressly set forth in this Agreement, the Purchasers shall pay all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that they incur in connection with the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

             (b) Transfer Taxes. The Seller Companies and the Purchasers shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Purchased Assets from the Seller Companies to the Purchasers pursuant to this Agreement or shall cooperate to seek an available exemption from such Taxes; it being understood and agreed that the Seller Companies, on the one hand, and the Purchasers, on the other hand, shall each pay fifty percent (50%) of any and all transfer Taxes (including sales, use and personal property transfer Taxes) and the fees and costs of recording or filing all applicable conveyancing instruments associated with the transfer of the Purchased Assets from the Seller Companies to the Purchasers pursuant to this Agreement, if any, which are imposed solely and directly by reason of the sale and delivery of the Purchased Assets from Seller Companies to Purchasers pursuant to this Agreement. For clarity, the Purchasers shall not be responsible in any manner for the payment of any Taxes on any gross or net income, gross or net receipts or gain which Seller Companies may realize as a result of the sale of the Purchased Assets or otherwise related to the transactions contemplated by this Agreement.

             (c) Payments to Contract Parties. Notwithstanding anything herein to the contrary, if and to the extent it is necessary to make any payment to one or more unaffiliated third parties in order to (i) obtain consents from any such third party to the assignment of the Assumed Contracts from the Seller Companies to the Purchasers, (ii) cause any such third party to enter into a new contract with the Purchasers or to otherwise provide the Purchasers with the benefits of any existing contractual arrangement between any Seller Company and such third party that does not constitute an Assumed Contract, including without limitation, the consents required from Nortel, BellSouth and Verizon (other than, in the case of clause(i) and clause (ii), a payment that would be owed irrespective of such assignment, which shall be borne solely by the party owing such payment), and (iii) upon the written agreement of the Seller Companies and the Purchasers, otherwise affect the transfer of the Purchased Assets and the assumption of the Assumed Liabilities, shall be borne equally by the Seller Companies, on the one hand, and the Purchasers, on the other hand. The Purchasers and the Seller Companies shall use commercially reasonably efforts to minimize the amount of any such costs and expenses and shall cooperate with one another and keep each other informed as to the status of any negotiations with the Persons from whom required consents are being sought.

         6.7 Employees and Employee Benefit Matters. Set forth on Schedule 6.7 hereto is a list of each Business Employee which, assuming the truth and accuracy of the information set forth on Schedule 4.9(a), the Purchasers intend to hire as of the First Closing Date, it being understood and agreed that Business Employees who are not set forth on Schedule 6.7 shall not be engaged in the conduct of the Business after the date hereof except as otherwise provided in the Management Agreement. The Seller Companies and the Purchasers acknowledge and agree that no Business Employee (including any Business Employee set forth on Schedule 6.7) shall be employed by the Purchasers or deemed to be employed by the Purchasers for any purposes prior to the First Closing Date, notwithstanding the fact that each Business Employee set forth on Schedule 6.7 shall be managed by FDN and/or its Affiliates until the First Closing Date in accordance with the terms and conditions of the Management Agreement. On the First Closing Date, the Seller Companies shall pay to each Business Employees listed on Schedule 6.7 that the Purchasers hire as of the First Closing Date the full amount of such Business Employee's accrued salary, vacation pay and other amounts owed to such Business Employees as of the First Closing Date. To the extent that service is relevant for the purposes of eligibility in any benefits provided by the Purchasers to their employees, the Purchasers shall recognize (to the same extent recognized by the Purchasers with respect to their other employees) all service of the Business Employees listed on Schedule 6.7 with the Seller Companies or any Affiliate or predecessor thereof. The Purchasers will not hire any Business Employees not listed on Schedule 6.7 for a period of 90 Days after the First Closing Date unless the Purchasers reimburse, or cause such Business Employee to reimburse, the Seller Companies for the full value of all severance or other benefits paid to such Business Employee with respect to any change of employment resulting from the Transactions contemplated by this Agreement and the Operative Agreements.

         6.8 Cooperation in Tax Matters. The Seller Companies and the Purchasers shall provide each other with such cooperation and information as either of them reasonably may request of the other in preparing, executing and filing any Tax return, amended Tax return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or other proceeding in respect of Taxes, in each case, to the extent relating to the Purchased Assets or the Business.

         6.9 Retention of and Access to Records. For the period ending on the later of (i) six years following the last Second Closing Date, (ii) six years following the due date for any applicable Tax Returns, or (iii) the expiration of the statute of limitations for the taxable periods to which any such Tax Returns relate (in any case, without regard to extensions except to the extent notified by the other party in writing of such extensions), each Party shall retain all books and records (including all tax Returns, customer records, regulatory applications and approvals and all related schedules, work papers, records and other documents) in its possession that relate to the Business or the Purchased Assets. Upon the expiration of such period, each Party shall provide the other Party reasonable opportunity to obtain copies, at such other Party's expense, of any of such books and records. In addition to the foregoing, from and after the First Closing, each Party shall afford the other Party and its counsel, accountants and other authorized agents and representatives, during normal business hours, reasonable access to its officers, employees, and any books, records and other data relating to the Business, the Purchased Assets, the Assumed Liabilities, the Business Employees and the Excluded Liabilities in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against or by any such party or Person, or its Affiliates, and (ii) for the preparation of Tax Returns and audits provided that the requesting Party shall pay all reasonable out-of-pocket costs, charges and expenses arising therefrom. Any information obtained under this Section 6.9 shall be kept confidential in accordance with Section

6.3 hereof except as may otherwise be necessary in connection with the filing of Tax Returns or claims for refunds or in conducting an audit or other proceeding.

         6.10 Insurance. Subject to the Management Agreement, the Seller Companies shall and, if applicable shall cause their Affiliates to, keep in full force and effect all insurance policies covering the Business and each Purchased Asset until such time as such Purchased Asset is sold and transferred to the Purchasers (i.e., at either the First Closing Date or any Second Closing Date).

         6.11 Exclusivity. From the date hereof until the First Closing or until the date that this Agreement is terminated pursuant to Section 9.1, neither any Seller Company, nor any of its Affiliates will (and shall cause their respective agents, and direct and indirect stockholders not to) directly or indirectly, (a) sell or agree to sell, or solicit any proposal from, or initiate or engage in discussions or negotiations with, any Person or group of Persons other than the Purchasers and their Affiliates and representatives, concerning any proposal to acquire, directly or indirectly, and through an asset or stock acquisition, merger or other structure, the Business, the Purchased Assets or any portion thereof other than dispositions of Inventory in the ordinary course of business consistent with past practice, (b) provide confidential information concerning, the Business or the Purchased Assets to any such person or group for use in the evaluation of a potential acquisition of, all or a material portion of the Purchased Assets, or (c) otherwise cooperate in any way with, or assist or participate, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The obligations of the Seller Companies pursuant to this Section 6.11 shall be binding upon their successors or assigns pursuant to Section 10.3.

         6.12 Covenant Not to Compete. Each Seller Company covenants and agrees that for a period of two years after the First Closing Date (the "Restricted Period") it will not, and will cause its Affiliates not to, directly or indirectly (including by licensing or other partial rights transfers) engage or participate in, acquire, manage, operate, control or participate in the management, operation or control of, either alone or jointly, any Person that engages in any business similar to the Business in the State of Florida or the State of Georgia (the "Restricted Activities"). However, it will not be a Restricted Activity for any Seller Company or its Affiliates to enter into a Change of Control Transaction with any Person, if after giving effect to such Change of Control Transaction, the business of the Seller Companies immediately prior to such Change of Control Transaction accounts for at no more than 70% of the consolidated revenues of the surviving or successor entity after giving effect to such Change of Control Transaction. In addition, the proposed sale of certain assets to Xspedius that was announced on the date hereof shall not be a Restricted Activity. For the purposes of this section, a "Change of Control Transaction" shall mean, with respect to any Person, any of the following, occurring in a single transaction or as part of a series of related transactions: (a) the acquisition by another Person not affiliated with any Seller Company of all or substantially all the assets of a Seller Company and its subsidiaries, taken as a whole, (b) the acquisition by another Person of more than fifty percent (50%) of the voting power of a Seller Company then outstanding, or (c) the merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Seller Company which results in a Person or Persons other than the current stockholders of such Seller Company owning more than fifty percent (50%) of the voting power of the surviving entity.

             (a) The Seller Companies and their respective Affiliates covenant and agree that they will not, directly or indirectly, for a period from the date hereof until two years after the First Closing Date solicit to hire or hire, any Business Employee employed by any Purchaser or its Affiliates as of the First Closing Date or any employee currently employed by any Purchaser or its Affiliates as of the date hereof or employed by the Purchasers or their Affiliates prior to the Closing Date; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising and that nothing in this Section 6.12 shall prohibit the Seller Companies or any of their Affiliates from employing any person who contacts them on his or her own initiative (including in response to a general solicitation) and without any direct or indirect solicitation by the Seller Companies or any of their Affiliates.

             (b) The Parties agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 6.12 should be interpreted in such a manner as to be effective and valid under applicable Law. In the event any provision of this Section 6.12 or portion thereof shall be held to be illegal or unenforceable, the remainder of this Section 6.12 or such provision shall remain in full force and effect. If any one or more of the provisions contained in this
Section 6.12 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

             (c) For purposes of this Section 6.12, the term "Seller Companies" shall include their successors and assigns other than a successor or assign pursuant to the second sentence of Section 6.12(a) above.

         6.13 Equitable Remedies. The Seller Companies and the Purchasers each acknowledge that any breach or threatened breach of either of the provisions of Sections 6.11 and 6.12 will cause irreparable injury to the Purchasers, for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Purchasers shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Seller Companies and their Affiliates from committing such breach or threatened breach.

         6.14 Intellectual Property. If the Seller Companies, any of their respective Affiliates and/or any Person owned or controlled by them own or shall at any time hereafter acquire any rights in any trademarks, trade names or other intellectual property relating primarily to the Business and any goodwill relating thereto or symbolized thereby, such party shall promptly cause such property to be transferred or licensed as the case may be to the Purchasers. Such party shall transfer or license any such property (a) for no additional consideration and (b) through the execution and delivery of such instruments and documents as the Purchasers shall reasonably request.

         6.15 Supplemental Disclosure. Each Party shall, in each case as soon as possible upon becoming aware, from time to time prior to the First Closing Date, supplement in writing the Schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the such Party or the Schedules hereto for the purposes of this Agreement (including Article VII and Article
VIII), unless the other Party shall have consented thereto in writing. During the same period, the such Party shall also promptly notify the such Party of the occurrence of any breach of any covenant of the each Party contained herein, or of any event that may make the satisfaction of the conditions set forth in
Article VII of this Agreement impossible or unlikely.

         6.16 Proration of Taxes and Certain Charges.

             (a) Except as provided in Section 6.6(c), all real property, personal property Taxes or similar ad valorem Taxes levied with respect to the Purchased Assets for any taxable period (or portion thereof) ending prior to the First Closing Date, whether imposed or assessed before or after the First Closing Date, shall be prorated (on a per diem basis) between the Seller Companies and the Purchasers as of 12:01 A.M. on the First Closing Date. If any such Taxes are paid by the Purchasers, on the one hand, or the Seller Companies, on the other hand, the proportionate amount of such Taxes allocable to the other Party pursuant to the first sentence hereof shall be paid promptly by such other Party to the Purchasers or the Seller Companies, as the case may be, after receipt by such other Party of written notice of the payment of such Taxes. If a refund of any such Taxes is received by the Purchasers, on the one hand, or the Seller Companies, on the other hand, the proportionate amount of such refund attributable to Taxes allocable to the other Party pursuant to the first sentence hereof shall be paid over to such other party.

             (b) All installments of special assessments or other charges on or with respect to the Purchased Assets payable by the Seller Companies for any period in which the First Closing Date shall occur, including, without limitation, base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the First Closing Date and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the First Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the First Closing Date.

             (c) All refunds, reimbursements, installments of base rent, additional rent, license fees or other use related revenue receivable by any party to the extent attributable to the operation of the Business for any period in which the First Closing shall occur shall be prorated so that the Seller Companies shall be entitled to that portion of any such installment applicable to the period up to but not including the First Closing Date and the Purchasers shall be entitled to that portion of any such installment applicable to any period from and after the First Closing Date, and if the Purchasers or the Seller Companies, as the case may be, shall receive any such payments after the First Closing Date, they shall promptly remit to such other parties their share of such payments.

             (d) All prepayments made by the Seller Companies with respect to the Purchased Assets or the Business, including but not limited to insurance premiums, advance payments or maintenance agreements and deposits, shall be prorated so that the Seller Companies shall be entitled to that portion of any such payment applicable to the period after and including the First Closing Date, and in the case of deposits, the full amount of the deposit shall be the amount of the adjustment.

             (e) The prorations pursuant to this Section 6.16 may be calculated after the First Closing Date, as each item to be prorated (including without limitation any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due, provided that, in any event, any such proration shall be calculated not later than thirty (30) days after the party requesting proration of any item obtains the information required to calculate such proration of such item.

         6.17 Shared Customers. The Seller Companies and the Purchasers acknowledge that there are certain customers of the Business that are also customers of the Seller Companies' other businesses (collectively the "Shared Customers"). As soon as practicable after the date hereof, the Seller Companies and the Purchasers shall negotiate in good faith to enter into an agreement or agreements providing for the allocation of revenue and expenses with respect to the Shared Customers. If the Seller Companies and the Purchasers do not reach an agreement as to such allocation, then the parties shall engage the Independent Auditors (selected in accordance with Section 2.3(b)(iii)(C) of this Agreement) or such other arbitrator selected by the Purchasers and

Seller Companies. Notwithstanding anything in this Section 6.17 to the contrary, Customer Accounts and Customer Access Lines relating to Shared Customers are Purchased Assets under Section 2.1(a)(iii) for all purposes of this Agreement.

                                  ARTICLE VII
                               CLOSING CONDITIONS

         7.1 First Closing.

             (a) Conditions to Obligations of the Purchasers. The obligations of the Purchasers to Purchase the Purchased Assets (other than the Regulated Assets) are subject to the satisfaction or fulfillment at or prior to the First Closing of the following conditions, any of which may be waived in whole or in part by the Purchasers in writing:

                 (i) The Seller Companies shall have provided the Purchasers with reasonable evidence that the number or Adjusted Customer Access Lines as of the First Closing is equal to or greater than the product of (i) the November Access Line Count and (ii) seventy-five percent (75%).

                 (ii) Each of the representations and warranties made by the Seller Companies contained in this Agreement and the Management Agreement (A) that are not qualified as to "materiality" shall be true and correct in all material respects as of the First Closing Date and (B) that are qualified as to "materiality" shall be true and correct in all respects as of the First Closing Date, except to the extent such representations and warranties are expressly stated to be limited to another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of that date, except to the extent that any such representation and warranty is not true and correct in all material respects or in all respects, as the case may be on the First Closing Date, or such other specified date, solely as a result of acts or omissions by FDN or its Affiliates in connection with their management of the Business and the Purchased Assets under the Management Agreement.

                 (iii) The Seller Companies shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement and each Operative Agreement to be performed or complied by them at or prior to the First Closing.

                 (iv) There shall be in effect no Law making illegal or otherwise prohibiting or restraining the consummation of the material transactions contemplated by this Agreement and no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court, arbitrator or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the material transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any Operative Agreement or the consummation of the transactions contemplated hereby or thereby and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                 (v) Since September 30, 2002, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect.

                 (vi) The Seller Companies shall have delivered to the Purchasers all of the certificates, instruments and other documents required to be delivered by them at or prior to the First Closing pursuant to Section 3.1(b).

                 (vii) Seller Companies' Legal Opinion. The Purchasers shall have received an opinion of Shearman & Sterling, corporate legal counsel to the Seller Companies, dated as of the First Closing, reasonably satisfactory to the Purchasers covering matters (excluding FCC and telecommunications regulatory matters) of the type customarily covered in legal opinions involving similar transactions.

                 (viii) Seller Companies' FCC Legal Opinion. The Purchasers shall have received an opinion of FCC counsel to the Seller Companies, dated as of the First Closing reasonably satisfactory to the Purchasers covering FCC and telecommunications regulatory matters of the type customarily covered in legal opinions involving similar transactions.

                 (ix) The Seller Companies shall have provided the Purchasers with evidence that they have obtained releases of all Encumbrances (other than Permitted Encumbrances) encumbering any of the Purchased Assets being transferred to the Purchasers at the First Closing (A) that are identified by Purchasers and marked with an asterisk (*) on Schedule 4.20 hereto and (B) all other Encumbrances (other than Permitted Encumbrances) except an aggregate maximum amount of $50,000 of other Encumbrances which, if allowed to persist after the First Closing, could not reasonably be expected to result in a Material Adverse Effect.

                 (x) The Purchasers shall be reasonably satisfied that each material vendor and supplier shall continue after the First Closing to provide the Purchasers with goods and services in materially the same manner in which it provided goods and services to the Seller Companies and the Business prior to the Management Agreement Date.

                 (xi) The customers of the Business shall have been migrated to the Purchasers' billing system in a manner and to the extent reasonably satisfactory to the Purchasers.

                 (xii) The Seller Companies shall have obtained on terms reasonably satisfactory to the Purchasers, and delivered to the Purchasers evidence thereof, all waivers, consents and approvals necessary to transfer the Purchased Assets (other than the Regulated Assets) to the Purchasers that are identified by Purchasers and marked with an asterisk (*) on Schedule 4.3(b) and
Schedule 4.3(c) hereto.

                 (xiii) The Purchasers shall have obtained the consents required from each of BellSouth and Verizon with respect to the transfer to the Purchasers of the Seller Companies' interconnection agreements with each of BellSouth and Verizon included in the Purchased Assets (collectively, the "BellSouth/Verizon Agreements"), provided that this condition shall be deemed to be satisfied if (x) upon commercially reasonable efforts, the Purchasers are able to enter into new interconnection agreements with respect to the Purchased Assets and such agreements provide for services to customers of the Business as of and after the First Closing on terms, conditions, tariffs and prices that are substantially similar to those contained in the BellSouth/Verizon Agreements or are otherwise acceptable to the Purchasers in their sole and absolute discretion and (y) the Purchasers are reasonably satisfied that their entering into such new interconnection agreements will not subject the Purchasers or the Business to any risk of successor liability, setoff, recoupment, chargeback or similar claims by BellSouth or Verizon.

                 (xiv) The Seller Companies shall have delivered to the Purchasers reasonable evidence that the Purchased Assets to be transferred to the Purchasers on the First Closing Date include an amount of customer premise T-1 IAD equipment that is sufficient to install such premise equipment at the number of customers equal to the current backlog of sales orders as of the date hereof, which the Purchasers and Seller Companies acknowledge and agree is approximately 130.

                 (xv) Provided that the Purchasers shall have used reasonable efforts with respect to the subject matter of this clause, the Purchasers shall have obtained a commitment for a 1992 ALTA Owner's Title Insurance Policy or other form of policy acceptable to the Purchasers with respect to each Owned Real Property and each Licensed Real Property included in the Purchased Assets, issued by a title insurance company satisfactory to the Purchasers (the "Title Company"), together with a copy of all documents referenced therein (the "Title Commitments").

                 (xvi) Provided that the Purchasers shall have used reasonable efforts with respect to the subject matter of this clause, the Purchasers shall have obtained title insurance policies from the Title Company (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring the Purchasers' fee simple title to each Owned Real Property or the Purchasers' legal, valid, binding and leasehold interest in each Leased Real Property (as the case may be), as of the First Closing Date, in each case in form and substance and including such endorsements as are acceptable to the Purchasers.

                 (xvii) Provided that the Purchasers shall have used reasonable efforts with respect to the subject matter of this clause, the Purchasers shall have obtained, at its own cost and expense, no later than ten days prior to the First Closing, a survey for each Owned Real Property and Leased Real Property, dated no earlier than the date of this Agreement, prepared by a surveyor licensed in the jurisdiction where the real property is located, satisfactory to the Purchasers, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b)(2), 13, 14, 15 and 16, and such other standards as the Title Company and the Purchasers require as a condition to the removal of any survey exceptions from the Title Policies, and certified to the Purchasers, the Purchasers' lender and the Title Company, in a form and with a certification satisfactory to each of such parties (the "Surveys"); the Surveys shall not disclose any encroachment from or onto any of the real property included in the Purchased Assets or any portion thereof or encroachment from or onto any of the real property or any portion thereof or any other survey defect which has not been cured or insured over to the Purchasers' reasonable satisfaction prior to the First Closing.

             (b) Conditions to Obligations of the Seller Companies. The obligations of the Seller Companies to consummate the transactions contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the First Closing of the following conditions, any of which may be waived in whole or in part by the Seller Companies in writing:

                 (i) Each of the representations and warranties made by the Purchasers contained in this Agreement shall be true and correct in all material respects at and as of the First Closing with the same effect as though such representations and warranties were made at and as of the First Closing except that any representation or warranty that is expressly made as of a specified date shall be true and correct in all material respects as of such specified date only.

                 (ii) The Purchasers shall have performed and complied in all material respects with the covenants and agreements required by this Agreement and each Operative Agreement to be performed or complied with at or prior to the First Closing.

                 (iii) There shall be in effect no Law making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement and no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court, arbitrator or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby or to obtain damages or other relief in connection with this Agreement or any Operative Agreement or the consummation of the transactions contemplated hereby or thereby and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

                 (iv) The Purchasers shall have delivered to the Seller Companies the Closing Payment and all of the certificates, instruments and other documents required to be delivered by the Purchasers at or prior to the First Closing pursuant to Section 3.1(c).

         7.2 Second Closings.

             (a) Conditions to Obligations of the Purchasers.

                 The obligations of the Purchasers to consummate any Second Closing are subject to the satisfaction or fulfillment at or prior to such Second Closing of the following conditions, any of which may be waived in whole or in part, by the Purchasers in writing:

                 (i) Each of the conditions precedent set forth in Section 7.1(a) (other than the conditions precedent set forth in clauses (i), (v), (ix), (xi), (xii), (xiii), (xiv), (xv), (xvi), and (xvii) of Section 7.1(a), which shall not apply to the Second Closing) shall apply to the transfer of the Regulated Assets and the assumption of related Assumed Liabilities at such Second Closing and is hereby incorporated into this Section 7.2(a) by reference, modified as necessary to reflect the provisions of Section 3.2 and Section 2.1(d);

                 (ii) All Regulatory Consents shall have been obtained on terms reasonably satisfactory to the Purchasers;

                 (iii) With respect to each of the Florida Second Closing and the Georgia Second Closing, the Seller Companies shall have provided the Purchasers with evidence that they have obtained releases of all Encumbrances (other than Permitted Encumbrances) other than an aggregate maximum amount of $50,000 of Encumbrances, which if allowed to persist, could not reasonably be expected to result in a Material Adverse Effect
(A) encumbering any of the Purchased Assets being transferred to the Purchasers at any Second Closing and (B) encumbering any of the Purchased Assets that were transferred to the Purchasers at the First Closing but that were not obtained as of the First Closing (whether or not marked with an asterisk (*) on Schedule
4.20 hereto); provided, however, that in the event that any such Encumbrances (other than Permitted Encumbrances) exist on the Purchased Assets after the last to occur of the Second Closings, then an amount equal to three (3) times the aggregate amount of such Encumbrances (but in no event less than $50,000) shall be retained by the Escrow Agent and not disbursed to the Seller Companies under
Section 3.2(c)(i) until such time as all such Encumbrances shall have been removed and the Seller Companies shall have provided the Purchasers with evidence of such removal reasonably satisfactory to the Purchasers; provided further that if any such Encumbrances remain outstanding for more than one calendar year after the last to occur of the Second Closings, then, upon the Purchasers' election thereafter, the Seller Companies and the Purchasers shall provide the Escrow Agent with written instructions to disburse to the Purchasers in accordance with the terms of the Escrow Agreement the amount retained by the Escrow Agent pursuant to the immediately preceding proviso; and

                 (iv) To the extent any of the conditions to the Purchasers' obligations to consummate the First Closing may not have been fulfilled at or prior to the First Closing but the Purchasers shall have nonetheless proceeded with the First Closing, then the fulfillment of such condition shall thereby become a condition to the Purchasers' obligation to consummate each Second Closing, and to the extent that any of the conditions to the Purchasers' obligation to consummate the first to occur of the Florida Second Closing and the Georgia Second Closing may not have been fulfilled at or prior to such Second Closing but the Purchasers shall have nonetheless proceeded with such Second Closing, then the fulfillment of such condition shall thereby become a condition to the Purchasers' obligation to consummate the later to occur of the Florida Second Closing and the Georgia Second Closing.

             (b) Conditions to Obligations of the Seller Companies. Each of the conditions precedent set forth in Section 7.1(b) with respect to the First Closing shall apply to the transfer of the Regulated Assets at the Second Closing and is hereby incorporated into this Section 7.2(b) by reference, modified as necessary to reflect the provisions of Section 3.2 and Section 2.1(d).

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Survival. The representations, warranties and covenants contained herein or in any certificate or other document delivered pursuant to this Agreement by or on behalf of any Party hereto shall survive the execution and delivery of this Agreement, the Closing and any investigation made by or on behalf of the Purchasers or the Seller Companies. No action for a breach or inaccuracy of the representations and warranties made or deemed made herein or in any certificate delivered pursuant to this Agreement shall be brought more than two years following the latest Second Closing Date, except for (a) claims arising out of the representations and warranties in Sections 4.1 (Organization), 4.2 (Authority), 4.7(b) (Contracts), 4.15 (Environmental Matters), 4.18 (Taxes), 5.1 (Organization) and 5.2 (Authority), may be brought within (90) days after the expiration of the applicable statute of limitations (such representations are referred to herein as the "Specified Representations") and (b) claims of which the indemnifying party has been notified by the claiming party within such two-year period. It is understood that a claim may be made prior to such time as the exact amount thereof shall have been determined.

         8.2 Indemnification by the Purchasers. Each of the Purchasers agrees, jointly and severally, to indemnify the Seller Companies and their Affiliates, officers, directors, employees, attorneys, agents, representatives, successors and assigns (each, a "Seller Indemnified Party") against, defend and hold them harmless from and reimburse them for all claims, demands, or suits (by any Person), losses, deficiency, diminution in value, damages, liabilities (including consequential, incidental and punitive damages), obligations, payments, penalties, fines, costs and expenses (including, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, compromises, fines and interest relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (collectively, "Losses") asserted against, sustained, incurred or suffered by such Seller Indemnified Party at any time relating to, as a result of or arising out of:

             (a) the inaccuracy in, or the breach of, any representation or warranty of the Purchasers contained herein or in any certificate or document delivered pursuant hereto by the Purchasers;

             (b) the breach of any agreement or covenant of the Purchasers contained herein or the failure by the Purchasers or any of its Affiliates to perform any of their obligations contained herein or in any of the Operative Agreements including those in any Schedule or Exhibit hereto, or thereto other than such breaches resulting solely from the Seller Companies' or their Affiliates' breach of the Management Agreement;

             (c) except as expressly provided herein, any Liability or obligation to brokers retained by or on behalf of the Purchasers or their Affiliates in connection with the transactions contemplated hereby;

             (d) the Assumed Liabilities;

             (e) the operation by the Purchasers, after the First Closing Date, of any Purchased Assets theretofore transferred to the Purchasers;

             (f) any Taxes to the extent arising out of or related to the Purchasers or the ownership or operation of the Purchased Assets after their transfer to the Purchasers; and

             (g) any liabilities under the FCC and Florida Public Service Commission slamming rules (47 CFR ss.64.1100 et seq. and Rule 25-4.118 respectively) which may arise as the result of the Purchasers' transfer of customers from Seller Companies to Purchasers upon the Second Closing, except where, on a case by case basis, Seller Companies' customer information is inaccurate or incomplete, thereby causing an error in Purchasers' properly notifying said customers or Seller Companies fail to timely communicate to Purchasers the receipt of any customer request regarding the transfer.

         8.3 Indemnification by the Seller Companies. Each of the Seller Companies agrees, jointly and severally, to indemnify the Purchasers and their Affiliates, officers, directors, employees, attorneys, agents, representatives, successors and assigns (each, a "Purchaser Indemnified Party") against and hold them harmless from and reimburse them for all Losses asserted against, sustained, incurred or suffered by such Purchaser Indemnified Party may at any time relating to, as a result of or arising out of:

             (a) the inaccuracy in or breach of any representation or warranty of the Seller Companies contained herein or in any certificate or document delivered hereto by the Seller Companies other than such inaccuracies or breaches resulting solely from acts or omissions by FDN and/or its Affiliates in connection with their management of the Business and the Purchased Assets under the Management Agreement.

             (b) the breach of any covenant or agreement of any Seller Company contained herein or any failure of any Seller Company or any of its Affiliates to perform any of its obligations contained herein or in any of the Operative Agreements, including those in any Schedule or Exhibit hereto or thereto other than breaches resulting solely from acts or omissions by FDN and/or its Affiliates in connection with their management or the Business and the Purchased Assets under the Management Agreement;

             (c) except as expressly provided herein, any Liability or obligation to brokers retained by or on behalf of any Seller Company or their respective Affiliates in connection with the transactions contemplated hereby;

             (d) the Excluded Liabilities;

             (e) notwithstanding the Purchasers' waiver of compliance of bulk sale or similar Laws under Section 10.1 hereof, the violation of any applicable bulk sales or similar Laws;

             (f) the ownership or operation of a Purchased Asset prior to the transfer of such Purchased Asset to the Purchasers; and

             (g) any Tax arising out of, related to or otherwise in respect of the Seller Companies or the ownership or operation of the Purchased Assets prior to their transfer to the Purchasers.

         8.4 Defense of Actions.

             (a) General. A party seeking indemnification pursuant to Section
8.2 or 8.3 (the "Indemnified Party") of any Loss, including any Loss arising from a claim asserted by a third party ("Third Party Claim"), shall give written notice ("Notice of Claim") to the party from whom indemnification is sought ("Indemnifying Party"). An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, the method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of the Indemnifying Party under this Section 8.4 with respect to Losses arising from Third Party Claims shall be governed by and be contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except, with respect to the particular Third Party Claim in question, to the extent and only to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party under this Section 8.4. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim and waives the applicability of and any Threshold with respect to such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines, on the advice of counsel, that counsel is required, at the expense of the Indemnifying Party provided, further, that the Indemnifying Party shall not be entitled to assume and control the defense of a Third Party Claim if (x) the Indemnified Party reasonably believes that there is substantial possibility that the Indemnifying Party does not have sufficient financial or other resources to vigorously defend the Third Party Claim and to pay its obligations hereunder with respect to such claim, (y) the Indemnified Party reasonably believes that an adverse determination with respect to the Third Party Claim would be materially detrimental to or injure the Indemnified Party's reputation or future business prospects or (z) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Seller in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense and at reasonable hours and upon reasonable notice, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as are reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, at reasonable times and upon reasonable notice all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as are reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

             (b) Excluded Refund Disputes. The Seller Companies acknowledge that the exercise of their Refund Rights could cause a disruption of the Purchasers' relationship with service providers with whom the Purchasers will continue to do business after the Management Agreement Date. The Seller Companies further acknowledge that to the extent that a service provider disputes the Seller Companies' assertions with respect to Refund Right (an "Excluded Refund Dispute"), such service providers may claim that the Seller Companies or the Purchasers, as the new owners of the Business and the Purchased Assets, owe amounts to such service provider because the Seller Companies set-off or otherwise did not pay amounts otherwise owing to such service provider. If any such service provider threatens to terminate or materially alter the services provided to the Business under such Assumed Contract unless a payment is made to the service provider on account of any Excluded Refund Dispute and such alteration or termination of service is imminent, in the good faith determination of the Purchasers, the Purchasers shall have the right to make a payment to such service provider to avoid a termination or alteration of service and, in recognition that the amount of such payment is a Loss for which the Purchaser Indemnified Parties are entitled to indemnification under Section 8 of this Agreement, the Purchasers shall be entitled to deliver a written notice to the Escrow Agent instructing the Escrow Agent to disburse to the Purchasers from the Escrow Fund an amount equal to the amount that the Purchasers will pay or did pay to the service provider, and the Seller Companies shall cause such disbursement to be made; provided that the Purchasers (i) promptly notify the Seller Companies of such a claim, (ii) reasonably cooperate with the Seller Companies (at the Seller Companies' sole expense) in order to assess, to the extent practicable, the merit of such service provider's claim for payment, (iii) help the Seller Companies protect and preserve any and all rights with respect to any such claims, including such actions as formally "paying under protest", obtaining injunctive relief from a court of competent jurisdiction or obtaining relief from any other appropriate Governmental Authority, to prevent such alteration of service, and (iii) if so requested by Seller, delay making any payment with respect to such Excluded Refund Dispute as long as commercially reasonable. The provisions of this Article 8 shall be apply to any Excluded Refund Dispute. In the event that the Excluded Refund Dispute is later settled or adjudged in favor of the Seller Companies and the applicable service provider returns to the Purchasers all or a portion of the amount paid by the Purchasers to the service provider on account of such Excluded Refund Dispute, then the Purchasers shall immediately return the amount so returned by the service provider to the Escrow Agent for inclusion in the Escrow Fund.

         8.5 Limitations. No Indemnifying Party hereto shall be required to indemnify or hold harmless any Indemnified Party (i) with respect to any claim for indemnification, until the aggregate amount of Losses of the Indemnified Parties, as the case may be exceeds $25,000 (the "Threshold"); provided, however, that once the Threshold is exceeded, the Indemnifying Party shall be liable for all such Losses, including those comprising the Threshold. The foregoing limitations shall not apply to claims with respect to the Specified Representations. Absent fraud, in no event shall the cumulative indemnification obligation of the Purchasers, on the one hand, and the Seller Companies, on the other hand, with respect to any claim for indemnification pursuant to Sections 8.2(a) or 8.3(a), respectively, exceed the Final Purchase Price (the "Cap").

         8.6 Disbursement of the Indemnity Escrow and the Purchase Price Holdback Escrow.

             (a) Disbursement of the Purchase Price Holdback Escrow. In the event that there is a Purchase Price Holdback Escrow in accordance with Section 3.2(c)(i) of this Agreement, then, subject to Section 2.1(h) of this Agreement, promptly upon the determination of the Final Purchase Price in accordance with
Section 2.3(b), the Seller Companies and the Purchasers shall, by joint written instructions delivered to the Escrow Agent, cause the Purchase

Price Holdback Escrow to be disbursed to either the Seller Companies or the Purchasers or both, depending on the determination of the Final Purchase Price in accordance with Section 2.3 of this Agreement, provided that if (i) the amount of funds remaining on deposit with the Escrow Agent (after subtracting the portion, if any, of the Purchase Price Holdback Escrow disbursed to the Purchasers in accordance with this Section 8.6(a)), is less than (ii) the Indemnity Escrow minus the amount of any disbursements of the Indemnity Escrow made to the Purchasers under Section 8.6(b), then a portion of the Purchase Price Holdback Escrow equal to such deficiency shall continue to be held by the Escrow Agent under the terms of the Escrow Agreement and not be disbursed to the Seller Companies under this Section 8.6(a), and such amount shall be considered part of the Indemnity Escrow for all purposes of this Agreement.

             (b) Disbursement of Indemnity Escrow. The Indemnity Escrow shall be retained by the Escrow Agent for one hundred eighty (180) days after the latest Second Closing Date (the "Indemnity Escrow Period") in order to secure the Seller Companies' obligations under Section 8.3 to indemnify the Purchaser Indemnified Parties for Losses. In the event of a valid claim of Losses by a Purchaser Indemnified Party under Section 8.3, the Seller Companies shall either pay the amount of such Losses to such Purchaser Indemnified Party with separate immediately available funds or, no later than ten (10) days after the date such valid claim for Losses was made to the Seller Companies, the Seller Companies shall deliver written instructions to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to promptly deliver immediately available funds in the amount of such Losses to the Purchasers to the account or accounts specified in the Escrow Agreement. At the expiration of the Indemnity Escrow Period, the Purchasers and the Seller Companies shall deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to promptly distribute the amount of any remaining Indemnity Escrow and any earnings thereon to the Seller Companies to an account or accounts specified in the Escrow Agreement less the amount of any claims of Losses by the Purchaser Indemnified Parties which have been made as of such date but which have not been paid in full (including all accrued interest thereon in accordance with Section
8.7 of this Agreement) by the Seller Companies, which amount shall be retained by the Escrow Agent until it has received joint written instructions from the Seller Companies and the Purchasers or an order of a court of competent jurisdiction to disburse such amount.

         8.7 Interest. If all or part of any indemnification obligation under this Agreement is not paid within ten (10) days of a claim made by the Indemnified Party, then the Indemnifying Party shall pay the Indemnified Party, on demand, interest on the unpaid amount of the obligation for each day from the date the claim was made by the Indemnified Party until payment in full at the rate per annum of twelve percent (12%), compounded on a monthly basis.

         8.8 Tax Benefits; Tax Treatment of Indemnity Payments.

             (a) Any indemnification obligation hereunder shall be reduced by the Tax Benefit realized by the Indemnified Party. For this purpose, "Tax Benefit" shall mean the net present value of any Tax savings attributable to any deduction, expense, loss, credit or refund to the Indemnified Party, when incurred or received.

             (b) The Parties agree to treat all payments made by either to or for the benefit of the other under any indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof.

                                   ARTICLE IX
                                   TERMINATION

         9.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned:

             (a) at any time prior to the Second Closing by mutual written consent of the Purchasers and the Seller Companies;

             (b) by either the Seller Companies or the Purchasers if the First Closing has not occurred on or prior to 5:00 p.m., Boston time, on March 5, 2003 (or, in the case of a termination by the Seller Companies, such later date as is five Business Days following the date that all Encumbrances required to be discharged on or prior to the First Closing shall have been discharged and the Purchasers shall have received evidence thereof reasonably satisfactory to them), provided that the terminating Party is not in material breach of its material covenants or representations and warranties set forth in this Agreement and any Operative Agreement.

             (c) by either the Seller Companies or the Purchasers if any Governmental Authority with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Seller Companies nor the Purchasers may terminate this Agreement pursuant to this Section 9.1(c) unless the party seeking so to terminate this Agreement has used all commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the transactions contemplated by this Agreement;

             (d) by the Seller Companies, if the Purchasers shall have breached, in any material respect, any representation, warranty or any covenant or other agreement to be performed by it contained herein, and such breach is (i) incapable of being cured or is not cured or waived within twenty days of receipt of written notice thereof from the Seller Companies and (ii) no Seller Company is in material breach of this Agreement or any Operative Agreement;

             (e) by the Purchasers, if the Seller Companies shall have breached, in any material respect, any representation or warranty or any covenant or other agreement to be performed by it contained herein, and such breach is (i) incapable of being cured or is not cured or waived within twenty days of receipt of written notice thereof from the Purchasers and (ii) no Purchaser is in material breach of this Agreement or any Operative Document;

             (f) The date in which this Agreement is terminated in accordance with this Section 9.1 is referred to herein as the "Termination Date".

         9.2 Procedure and Effect of Termination.

             (a) If this Agreement is terminated (i) under Sections 9.1(a), (b) or (c), all further obligations of the Seller Companies to the Purchasers, and of the Purchasers to the Seller

Companies, will terminate without further liability of any party hereto (other than the provisions contained herein regarding the treatment of confidential and proprietary information), and the Parties shall cause the Escrow Agent to promptly, but in no event later than five (5) days after such termination, deliver the Deposit and any earnings thereon to the Purchasers in immediately available funds to an account designated by the Purchasers.

             (b) If this Agreement is terminated under Section 9.1(e), (i) all further obligations of the Purchasers shall terminate, (ii) the Seller Companies shall remain liable for their breaches under this Agreement and any Operative Agreement; provided however, that in no event shall the Seller Companies' aggregate liability following such termination for any breach of this Agreement or any Operative Agreement exceed $1,000,000 plus an amount equal to the earnings on the Deposit (it being understood and agreed that, subject to clause
(iii) and the last sentence of this Section 9.2(b), the receipt by the Purchasers of such amount shall constitute liquidated damages with respect to all breaches by the Seller Companies of this Agreement and any Operative Agreement and no Purchaser or Purchaser Indemnified Party shall have, and each Purchaser hereby waives on behalf of itself and the other Purchaser Indemnified Parties, any other remedy available to it at law or in equity with respect to such breaches or any other matter pertaining to this Agreement or the subject matter thereof), and (iii) the Parties shall cause the Escrow Agent to promptly, but in no event later than five (5) days after such termination, deliver the Deposit and any earnings thereon to the Purchasers in immediately available funds to an account designated by the Purchasers. If this Agreement is terminated under Section 9.1(e) under circumstances in which all conditions to the Seller Companies ' obligations to consummate the First Closing or Second Closing, as applicable, would reasonably be expected to be able to be timely fulfilled or satisfied, then, in addition to the Seller Companies' obligations under clause (iii) above, the Seller Companies shall promptly, but in no event later than five (5) days after such termination, deliver (in addition to the release of the Deposit and any earnings thereon) $1,000,000 plus an amount equal to the earnings on the Deposit to the Purchasers in immediately available funds to an account designated by the Purchasers. If the Purchasers do not elect to terminate this Agreement, they shall have all remedies available to them hereunder or under applicable law for any breach of this Agreement, including the right of specific performance and injunctive relief under Section 10.16 and the right to sue for money damages; provided however, that the Seller Companies shall not be liable for money damages for such breach in excess of $1,000,000 plus an amount equal to earnings accrued on the Deposit.

             (c) If this Agreement is terminated under Section 9.1(d), (i) all further obligations of the Seller Companies shall terminate, and (ii) the Purchasers shall remain liable for their breaches under this Agreement and any Operative Agreement; provided however, that in no event shall the Purchasers' aggregate liability for any breach of this Agreement or any Operative Document exceed the Deposit and any earnings thereon. If this Agreement is terminated under Section 9.1(d) under circumstances in which all conditions to the Purchasers' obligations to consummate the First Closing or Second Closing, as applicable, would reasonably be expected to be able to be timely fulfilled or satisfied, then the Parties shall cause the Escrow Agent to promptly, but in no event later than five (5) days after such termination, deliver the Deposit and any earnings thereon to the Seller Companies in immediately available funds to an account designated by the Seller Companies, it being understood and agreed that the receipt by the Seller Companies of the Deposit and any earnings thereon shall constitute liquidated damages with respect to all breaches by the Purchasers of this Agreement and any Operative

Agreement and that no Seller Company or Seller Indemnified Party shall have, and each Seller Company hereby waives on behalf of itself and the other Seller Indemnified Parties, any other remedy available to it at law or in equity with respect to such breaches or any other matter pertaining to this Agreement or the subject matter thereof.

             (d) Upon the consummation of the First Closing, none of the limitations on liability of the parties set forth in this Section 9.2 shall apply in any respect.

         9.3 Other Provisions Relating to Termination.

             (a) Survival Of Certain Provisions. The obligations of the parties under Sections 6.3, 6.5, and Articles IX and X shall survive any termination of this Agreement and remain in full force and effect.

             (b) Notice. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party.

             (c) Withdrawal of Filings, etc.; Return of the Business. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made. In addition, in the event of any termination of this Agreement pursuant to Section 9.1, the Seller Companies and the Purchasers shall work together in good faith and use their best efforts to return the operation and control of the Purchased Assets (or, if applicable, to Georgia Purchased Assets or Florida Purchased Assets) and the Business to the Seller Companies in substantially the same condition as they existed immediately prior to the Management Agreement Date in accordance with the terms and conditions of the Management Agreement, to provide to Seller Companies with the economic results of the operation by the Purchasers of the Regulated Assets under the Management Agreement, including the Purchasers' transfer of the revenues and account receivable during the period during which the Purchasers operated the Purchased Assets and the Seller Companies' assumption of expenses and liabilities incurred in connection with the operation of the Purchased Assets during such period, including all expenses and liabilities incurred in the Purchasers' or their Affiliates' names other than liabilities caused by the negligence or willful misconduct of the Purchasers.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Bulk Transfer Laws. The Purchasers hereby waive compliance by the Seller Companies with all applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchasers hereunder, it being understood and agreed that, in accordance and
Section 8.3(e) above, the Seller Companies shall indemnify and hold the Purchaser Indemnified Parties harmless against, all Losses incurred by them as a result of the Seller Companies' failure to comply with any such Laws.

         10.2 Notices. All notices, requests, demands, claims and other communications that are required or may be given pursuant to this Agreement must be in writing and delivered personally against written receipt, by reputable overnight courier, by telecopy or facsimile or by registered or certified mail, return receipt requested, postage prepaid, to the Parties at the following addresses (or to the attention of such other Person or at such other address as any party may provide to the other party by notice in accordance with this Section 10.2):

                           if to any Purchaser, to:

                           Florida Digital Network, Inc.
                           390 North Orange Avenue
                           Suite 2000
                           Orlando, Florida 32801
                           Attn:  Chief Executive Officer
                           Facsimile:  (407) 835-0309

                           with a copy to:

                           M/C Venture Partners
                           75 State Street
                           Suite 2500
                           Boston, MA 02109
                           Attn:  Peter H.O. Claudy
                           Facsimile:  (617) 345-7201

                           and

                           Edwards & Angell, LLP
                           101 Federal Street
                           Boston, MA  02110
                           Attn:  Stephen O. Meredith, Esq.
                           Facsimile:  (617) 439-4170

                           and

                           if to any Seller Company, to:

                           Mpower Holding Corporation
                           175 Sully's Trail
                           Pittsford, New York  14534
                           Attn:  Chief Executive Officer
                           Facsimile:  (585) 218-0165

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York 10022-6069
                           Attn:  Mark Roppel, Esq.
                           Facsimile:  (212) 848-7179

Any such notice or other communication will be deemed to have been given (a) if personally delivered, when so delivered, against written receipt, (b) if sent by reputable overnight courier, three Business Days after being so sent, (c) if given by telecopier or facsimile, once such notice or other communication is transmitted to the facsimile number specified above and the appropriate answer back or telephonic confirmation is received; provided that such notice or other communication is promptly thereafter delivered in accordance with the provisions of clauses (a), (b) or (d) hereof, or (d) if mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth above, five Business Days after being so mailed. Any notice, request, demand, claim or other communication given hereunder using any other means (including ordinary mail or electronic mail) shall not be deemed to have been duly given unless and until such notice, request, demand, claim or other communication actually is received by the individual for whom it is intended.

         10.3 Attorneys' Fees and Costs. In connection with any dispute between the Parties under this Agreement or any of the Operative Agreement (other than as specified in Article VIII with respect to claims made there under), each party shall pay its own attorneys' fees and costs incurred in connection therewith.

         10.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Parties without the prior written consent of the other parties and any purported assignment or delegation in violation hereof shall be null and void except that, without the Seller Companies' consent, the rights of the Purchaser hereunder may be transferred to an Affiliate of the Purchaser and the Purchaser (or such Affiliate) may collaterally assign its rights hereunder to its lender or lenders.

         10.5 Amendments and Waiver; Exclusive Remedies. This Agreement may not be modified or amended except in writing signed by the party or parties against whom enforcement is sought. The terms of this Agreement may be waived only by a written instrument signed by the party or parties waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.5. The rights and remedies herein provided shall be the exclusive rights and remedies available to the Parties at law or in equity.

         10.6 Entire Agreement. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby (including the Operative Agreements) contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof, including without limitation that certain letter agreement, dated December 7, 2002 by and between Holding and FDN, as amended (the "Letter Agreement"). The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

         10.7 Representations and Warranties Exclusive. The representations, warranties, covenants and agreements set forth in this Agreement and the Operative Agreements constitute all of the representations, warranties, covenants and agreements of the Parties and their respective shareholders, directors, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the Parties have relied.

         10.8 No Third Party Beneficiary. This Agreement is made for the sole benefit of the Parties and their respective successors, executors and permitted assigns, and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third-party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (except to the extent that any Affiliates of the Seller Companies or the Purchaser are expressly covered by an indemnity herein).

         10.9 Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the substantive Laws of the State of Delaware, without giving effect to any choice of law or conflicts of Law provision or rule that would cause the application of the Laws of a jurisdiction other than Delaware.

         10.10 Neutral Construction. The Parties hereto agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the Parties' negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties hereto agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that no provisions of this Agreement should be construed against either party on the grounds that such party drafted or was more responsible for drafting such provision.

         10.11 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction, provided that any such reform or construction does not affect the economic or legal substance of the transactions contemplated hereby in a manner adverse to any party.

         10.12 Heading; Construction. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.

         10.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

         10.14 CONSENT TO JURISDICTION.

             (a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ALL STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OPERATIVE AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 10.14 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

             (b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 10.2 OF THIS AGREEMENT.

         10.15 No Successor Liability. It is expressly understood that the Parties intend that the Purchasers shall not be considered a successor to the Seller Companies or any of their Affiliates by reason of any theory of law or equity, and that the Purchasers shall have no Liability except as otherwise provided in this Agreement for any obligation or liability of the Seller Companies or any of their Affiliates.

         10.16 Specific Performance. Each of the Parties acknowledges and agrees that Purchasers would be damaged irreparably in the event the First Closing or either Second Closing is not consummated in accordance with the terms and conditions of this Agreement. Accordingly, each of the Parties agrees that Purchasers shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled pursuant hereto.

         10.17 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the Parties, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

                            [Signature page follows]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the day and year first above written.


                                          SELLER COMPANIES:


                                          MPOWER HOLDING CORPORATION


                                          By:  /s/ Russell I. Zuckerman
                                              ---------------------------------
                                          Name:  Russell I. Zuckerman
                                          Title: Senior Vice President & General
                                                 Counsel

                                          MPOWER COMMUNICATIONS CORP.


                                          By:  /s/ Russell I. Zuckerman
                                              ---------------------------------
                                          Name:  Russell I. Zuckerman
                                          Title: Senior Vice President & General
                                                 Counsel


                                          MPOWER LEASE CORPORATION


                                          By:  /s/ Russell I. Zuckerman
                                              ---------------------------------
                                          Name:  Russell I. Zuckerman
                                          Title: Senior Vice President & General
                                                 Counsel


                                          PURCHASERS:


                                          FLORIDA DIGITAL NETWORK, INC.


                                          By:  Michael P. Gallagher
                                              ---------------------------------
                                          Name:  Michael P. Gallagher
                                          Title: President

                                          SOUTHERN DIGITAL NETWORK, INC.


                                          By:  Michael P. Gallagher
                                              ---------------------------------
                                          Name:  Michael P. Gallagher
                                          Title:

                  [Signature Page to Asset Purchase Agreement]